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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14
(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Summit Materials, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 17, 2018

              The 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Summit Materials, Inc. ("Summit Materials" or the "Company") will be held at 8:00 a.m., Eastern Time, on Thursday, May 17, 2018, at the offices of the Company's subsidiary, Hinkle Contracting Company, LLC, located at 101 Helm St., Suite 110, Lexington, Kentucky 40505 for the following purposes:

           1.  To elect the two nominees for director named in the attached Proxy Statement to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

           2.  To ratify the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for our fiscal year ending December 29, 2018;

           3.  To approve, on a nonbinding advisory basis, the compensation of our named executive officers ("NEOs"), as disclosed in the Proxy Statement; and

           4.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

              Our Board of Directors recommends you vote (i) "FOR" the election of each of the nominees to the Board; (ii) "FOR" the ratification of the appointment of KPMG as our independent registered public accounting firm; and (iii) "FOR" the approval, on a nonbinding advisory basis, of the compensation of our NEOs, as disclosed in the Proxy Statement.

              The Board of Directors has fixed March 19, 2018 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Anne Lee Benedict Executive Vice President, Chief Legal Officer and Secretary

Denver, Colorado
March 30, 2018

PROXY SUMMARY

The following description is a summary that highlights certain information in the Proxy Statement. You should read the entire Proxy Statement carefully before voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

ANNUAL MEETING

DATE:  May 17, 2018
 TIME:  8:00 a.m., Eastern Time
 LOCATION:  The offices of the Company's subsidiary, Hinkle Contracting Company, LLC, located at 101 Helm St., Suite 110, Lexington, Kentucky 40505

BUSINESS HIGHLIGHTS

Highlights of our 2017 business achievements included the following:

•
Full-year organic sales volumes of aggregates increased 3.4%.
•
Full-year organic sales volumes of cement increased 5.8%.
•
Full-year net income increased 331.2% to $121.83 million.
•
Full-year operating income increased 42.8% to $220.9 million.
•
Full-year adjusted EBITDA* increased 17.4% to $435.8 million.

*
See "Reconciliation of Non-GAAP Measure to GAAP" on Annex A.

For a more detailed discussion on our financial performance, see our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 30, 2017 (the "2017 Annual Report"), available at www.proxyvote.com.

STOCKHOLDER ACTIONS

ELECTION OF DIRECTORS (Item 1)

You will find important information about the qualifications of each of our director nominees beginning on page 9. Our Board of Directors ("Board") recommends that you vote "FOR" each of the following director nominees.

Name	Principal Occupation

Howard L. Lance	President and Chief Executive Officer of Maxar Technologies Ltd.
Anne K. Wade	Former Senior Vice President and Director of Capital International, a part of the Capital Group Companies

RATIFICATION OF THE APPOINTMENT OF KPMG (Item 2)

We are seeking ratification of the appointment of KPMG to serve as our independent registered public accounting firm for 2018 as set forth in Item 2 on page 19. Our Board recommends that you vote "FOR" the ratification.

NONBINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NEOs (Item 3)

Our stockholders have the opportunity to cast a nonbinding advisory vote on the compensation of our NEOs, as set forth in Item 3 on page 25. Last year, stockholders representing approximately 96% of the votes cast approved our executive compensation program for our NEOs. In evaluating this "say on pay" proposal, we recommend you review our Compensation Discussion and Analysis beginning on page 28, which explains how and why our Compensation Committee arrived at the compensation actions and decisions for 2017. Our Board recommends that you vote "FOR" the approval, on a nonbinding advisory basis, of the compensation of our NEOs.

SUMMIT MATERIALS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 17, 2018

GENERAL INFORMATION

              The enclosed proxy is solicited by the Board of Directors (the "Board") of Summit Materials, Inc. ("Summit Materials" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m., Eastern Time, on Thursday, May 17, 2018, at the offices of the Company's subsidiary, Hinkle Contracting Company, LLC, located at 101 Helm St., Suite 110, Lexington, Kentucky 40505, and at any adjournment or postponement thereof. Our principal executive offices are located at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. This Proxy Statement is first being made available to our stockholders on or about March 30, 2018.

Outstanding Securities and Quorum

              Only holders of record of our Class A Common Stock and Class B Common Stock (each such designation having par value $0.01 per share) at the close of business on March 19, 2018, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 111,228,077 shares of Class A Common Stock outstanding and entitled to vote and 97 shares of Class B Common Stock outstanding and entitled to vote. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders are entitled to vote generally (except as may be required by law).

              Each share of Class A Common Stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. All of the shares of our outstanding Class B Common Stock are currently held by our pre-initial public offering ("IPO") investors, including certain members of management or their family trusts that directly hold limited partnership interests (the "LP Units"). A holder of Class B Common Stock is entitled, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the aggregate number of LP Units held by such holder. As of the record date, the total number of LP Units to which the voting power of the Class B Common Stock relates was 3,332,266.

              A majority of the voting power of Class A Common Stock and Class B Common Stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

Internet Availability of Proxy Materials

              We are furnishing proxy materials to some of our stockholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials directs stockholders to a website where they can access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended

December 30, 2017 (the "2017 Annual Report"), and view instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you elect to receive our future proxy materials electronically, you will receive access to those materials via e-mail unless and until you elect otherwise.

Proxy Voting

              Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board's recommendations as follows: "FOR" the election of each of the nominees to the Board named herein; "FOR" the ratification of the appointment of our independent registered public accounting firm; and "FOR" the approval, on a nonbinding advisory basis, of the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

              The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of Broadridge Financial Solutions, Inc. ("Broadridge"), our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone or (if you have received paper copies of our proxy materials) by returning a proxy card. In these circumstances, if you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted. If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution.

Voting Standard

              With respect to the election of directors (Item 1), a nominee for director shall be elected to the Board by a plurality of the votes cast in respect of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality vote requirement means that the director nominees with the greatest number of votes cast "FOR," even if less than a majority, will be elected. You may vote "FOR" or "WITHHOLD" with respect to each nominee. A withhold vote in the election of directors will have the same effect as an abstention. Neither a withhold vote nor a broker non-vote will affect the outcome of the election of directors. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker lacks the authority to vote uninstructed shares at its discretion. Under current New York Stock Exchange ("NYSE") interpretations that govern broker non-votes, Items 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at its discretion on such proposals. Item 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal. This means that, if you do not provide voting instructions on Item 2, your broker may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 29, 2018, but cannot vote your shares on any other matters being considered at the Annual Meeting.

              For all matters proposed for a vote at the Annual Meeting other than the election of directors (Item 1), the affirmative vote of a majority of the voting power of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 29, 2018 (Item 2) and the nonbinding advisory vote on the compensation of our NEOs (Item 3), you may vote "FOR," "AGAINST," or "ABSTAIN." For these matters, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote and will have the effect of a vote "against" the matter, and broker non-votes, if any, will have no effect on the outcome of these matters.

              Voting via the Internet or by telephone helps save money by reducing postage and proxy tabulation costs.

VOTE BY INTERNET Shares Held of Record: www.proxyvote.com Shares Held in Street Name: www.proxyvote.com 24 hours a day / 7 days a week	VOTE BY TELEPHONE Shares Held of Record: 800-690-6903 Shares Held in Street Name: See Voting Instruction Form 24 hours a day / 7 days a week
INSTRUCTIONS:	INSTRUCTIONS:

• Read this Proxy Statement.	• Read this Proxy Statement.
• Go to the website listed above.	• Call the applicable number noted above.
• Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.	• Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.

              VOTE BY MAIL. If you have received paper copies of our proxy materials, you have the option to vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

              We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that, after you register, access to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail.

Voting and Attendance at the Annual Meeting

              If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card, via the Internet or by telephone. If you own common stock in street name, you may attend the Annual Meeting, but in order to vote your shares at the Annual Meeting you must obtain a "legal proxy" from the bank, brokerage firm, or other nominee that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting as described below. Only stockholders as of the record date (March 19, 2018) are entitled to attend the Annual Meeting in person. If you own common stock of record, your name will be on a list and you will be able to gain entry with a government-issued photo identification, such as a driver's license, state-issued identification card, or passport. If you own common stock in street name, in order to gain entry you must present a government-issued photo identification and proof of beneficial stock ownership as of the record date, such as your Notice of Internet Availability of Proxy Materials, a copy of your proxy card or voting instruction form if you received one, or an account or brokerage statement or other similar evidence showing stock ownership as of the record date. If you are a representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that you are the entity's authorized representative or proxyholder and, if the entity is a street name owner, proof of the entity's beneficial stock ownership as of the record date.

              If you are not a stockholder, you will be entitled to admission only if you have a valid legal proxy from a record holder and a government-issued photo identification. Each stockholder may appoint only one proxyholder or representative to attend on his or her behalf.

              You can find directions to the Annual Meeting at investors.summit-materials.com/FinancialDocs. Cameras, recording devices and other electronic devices are prohibited at the Annual Meeting.

Revocation

              If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person. A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Summit Materials, Inc.
Annual Meeting of Stockholders to be Held on Thursday, May 17, 2018

This Notice, our Proxy Statement, and our combined Annual Report and Annual Report on
Form 10-K for the year ended December 30, 2017 are available at www.proxyvote.com

ITEM 1—ELECTION OF DIRECTORS

              Our Board currently has eight seats, divided into three classes: Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors.

  •
  Our Class I directors are Thomas W. Hill, Joseph S. Cantie and Neil P. Simpkins, and their terms will expire at the 2019 Annual Meeting.

  •
  Our Class II directors are Ted A. Gardner, John R. Murphy and Steven H. Wunning, and their terms will expire at the 2020 Annual Meeting.

  •
  Our Class III directors are Howard L. Lance and Anne K. Wade, and their terms will expire at this Annual Meeting.

              The Board proposes that Mr. Lance and Ms. Wade be reelected to Class III for new terms of three years each. Each nominee for director will, if elected, continue in office until the 2021 Annual Meeting and until the director's successor has been duly elected and qualified, or until the earlier of the director's death, resignation or removal. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld for any of the nominees. Under Securities and Exchange Commission ("SEC") rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

              Each nominee has consented to be named as a nominee in this Proxy Statement and to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.

THE BOARD RECOMMENDS A VOTE "FOR" EACH NOMINEE.

Biographical and Related Information of Director Nominees and Continuing Directors

              The principal occupations and certain other information about our director nominees and our continuing directors (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below. The age shown below for each director is as of May 17, 2018, which is the date of the Annual Meeting.

Nominees for Director Whose Terms Would Expire at the 2021 Annual Meeting

              The Board has nominated two directors to be elected at the Annual Meeting to serve for three-year terms ending with the 2021 Annual Meeting of Stockholders and until a successor is duly elected and qualified, or until the earlier of the director's death, resignation or removal. Each nominee is currently a director of the Company and has agreed to serve if elected.

              Howard L. Lance, 62, began to serve on the Board in October 2012 and was formally elected as a director and Chairman in February 2013. He has served as President and Chief Executive Officer of Maxar

Technologies Ltd. ("Maxar"), formerly known as MacDonald, Dettwiler and Associates Ltd., a global communications and information company, since May 2016. Mr. Lance also sits on Maxar's board of directors. Prior to joining Maxar, Mr. Lance was an Executive Advisor to The Blackstone Group L.P. ("Blackstone") and as part of his duties as such, he served on the boards of certain Blackstone portfolio companies. He is also a director of Change Healthcare, Inc. He was Chairman of the Board of Directors, President and Chief Executive Officer of Harris Corporation from 2003 to 2011. Before joining Harris Corporation, Mr. Lance was president of NCR Corporation and Chief Operating Officer of its Retail and Financial Group. Previously, he spent 17 years with Emerson Electric Co., where he held senior management positions including Executive Vice President of its Electronics and Telecommunications segment, Chief Executive Officer and director of its Astec electronics subsidiary in Hong Kong, Group Vice President of its Climate Technologies segment and President of its Copeland Refrigeration division. Mr. Lance has a Bachelor of Science degree in Industrial Engineering from Bradley University and a Master of Science degree in Management from the Krannert School of Management at Purdue University.

              In nominating Mr. Lance for reelection as a director, the Board considered Mr. Lance's significant management and operational experience from his service in various senior management roles, including as President and Chief Executive Officer of Maxar and of Harris Corporation and as President and Chief Operating Officer of NCR Corporation.

              Anne K. Wade, 46, was appointed by the Board as a director in January 2016, at which time she was also appointed to the Audit Committee. From 1995 to 2012, Ms. Wade held positions of increasing responsibility, most recently as Senior Vice President and Director, at Capital International, a part of the Capital Group Companies, the Los Angeles based investment management firm. Ms. Wade is currently a partner at Leaders' Quest, an organization focused on culture, values, and driving social and financial impact in major corporations. In that capacity she was the co-Director of the BankingFutures initiative in the United Kingdom. Ms. Wade also currently serves on the Boards of Directors of the John Laing Group plc, where she chairs the Remuneration Committee, Big Society Capital Ltd in London, and the Heron Foundation in New York City. She previously served on the Board of Directors of Holcim Ltd from 2013 to 2015, and was a member of its Governance and Strategy Committee. Ms. Wade has a Bachelor of Arts degree, Magna Cum Laude, from Harvard University and a Master of Science from the London School of Economics.

              In nominating Ms. Wade for reelection as a director, the Board considered Ms. Wade's significant financial and investing experience, primarily in infrastructure sectors including the global building materials and construction industries, including as Senior Vice President and Director of Capital International.

Directors Whose Terms Expire at the 2020 Annual Meeting

              Ted A. Gardner, 60, was elected as a director in August 2009. He is a Managing Partner of Silverhawk Capital Partners (together with its affiliates, "Silverhawk"). Prior to co-founding Silverhawk in 2005, Mr. Gardner was a Managing Partner of Wachovia Capital Partners (formerly, First Union Capital Partners) from 1989 until 2002. He was a director and Chairman of the Compensation Committee of Kinder Morgan, Inc. from 1999 to 2007, a director and the Chairman of the Audit Committee of Encore Acquisition Company from 2001 to 2010, a director of Kinder Morgan Energy Partners from 2011 to 2014 and a director and Chairman of the Audit Committee of Athlon Energy, Inc. from 2013 to 2014. He is currently a director of Kinder Morgan, Inc., Incline Niobrara Partners, LP and Spartan Energy Partners. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University and a Juris Doctor and Masters of Business Administration from the University of Virginia.

              Mr. Gardner brings to the Board extensive business and leadership experience, including as a Managing Partner of Silverhawk and Managing Partner of Wachovia Capital Partners (formerly, First Union Capital Partners). In addition, Mr. Gardner has over 30 years of private equity investing experience.

              John R. Murphy, 67, was elected as a director and Chairman of the Audit Committee in February 2012. Since March 2015, he also has served as a member of the Nominating and Corporate Governance Committee. Mr. Murphy served as Summit Materials' Interim Chief Financial Officer from January 2013 to May 2013 and from July 2013 to October 2013. He was Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation from 2009 to 2010 and served in various senior management roles from 1998 to 2008, including Chief Financial Officer and President and Chief Operating Officer and as President and Chief Executive Officer of Accuride Corporation. Accuride Corporation filed for Chapter 11 bankruptcy protection in October 2009 and emerged in 2010. Since 2003, Mr. Murphy has served on the Board, the Governance Committee and as Chairman of the Audit Committee of O'Reilly Automotive, Inc. He has also served as a director and Audit Committee Chairman of DJO Global Inc. since January 2012. Mr. Murphy was elected as a director and Audit Committee member of Graham Packaging in February 2011. Graham Packaging was subsequently sold in September 2011. Mr. Murphy has a Bachelor of Science degree in Accounting from Pennsylvania State University and a Master of Business Administration degree from the University of Colorado and is a Certified Public Accountant.

              Mr. Murphy brings to the Board extensive financial knowledge, including from his service as Chief Financial Officer of Smurfit-Stone Container Corporation and Accuride Corporation.

              Steven H. Wunning, 67, was appointed by the Board as a director in August 2016, at which time he was also appointed to the Compensation Committee. He served as Group President and Executive Office Member for Caterpillar Inc. ("Caterpillar") from January 2004 until his retirement in February 2015. Mr. Wunning joined Caterpillar in 1973 and held a variety of positions of increasing responsibility with Caterpillar, including Vice President, Logistics Division from January 2000 to January 2004 and Vice President, Logistics & Product Services Division from November 1998 to January 2000. Mr. Wunning is also a director of The Sherwin Williams Company, Kennametal Inc., Black & Veatch Holding Company and Neovia Logistics Services, LLC. Mr. Wunning serves on the Board of Trustees of Missouri University of Science and Technology. He obtained his Bachelor of Sciences degree in Metallurgical Engineering from Missouri University of Science and Technology and an executive Masters of Business Administration from the University of Illinois.

              Mr. Wunning brings to the Board expansive operating and board experience across the industrial and building products industries, including his more than 40 years at Caterpillar.

Directors Whose Terms Expire at the 2019 Annual Meeting

              Thomas W. Hill, 62, is the founder of Summit Materials and has been President and Chief Executive Officer since its inception. He has been a member of the Board of Directors since August 2009. From 2006 to 2008, he was the Chief Executive Officer of Oldcastle, Inc. ("Oldcastle"), the North American arm of CRH plc, one of the world's leading construction materials companies. Mr. Hill served on the CRH plc Board of Directors from 2002 to 2008 and, from 1992 to 2006, ran the Materials division of Oldcastle. Mr. Hill served as Chairman of the American Road and Transportation Builders Association ("ARTBA") from 2002 to 2004, during congressional consideration of the multi-year transportation bill "SAFETEA-LU." Mr. Hill has been Treasurer of both the National Asphalt Pavement Association and the National Stone Association, and he remains active with ARTBA's Executive Committee. Mr. Hill received a Bachelor of Arts in Economics and History from Duke University and a Masters of Business Administration from Trinity College in Dublin, Ireland.

              Mr. Hill brings to the Board extensive knowledge of our industry and significant experience in leading companies, as well as his ongoing contributions as the Company's CEO.

              Neil P. Simpkins, 52, was elected as a director in August 2009. He is a Senior Managing Director of the Corporate Private Equity Group at Blackstone. Since joining Blackstone in 1998, Mr. Simpkins has led the acquisitions of TRW Automotive, Vanguard Health Systems, Team Health, LLC, Apria Healthcare Group, Summit Materials, Change Healthcare, Inc. and Gates Corporation. Before joining Blackstone, Mr. Simpkins was a Principal at Bain Capital. While at Bain Capital, Mr. Simpkins was involved in the execution of investments in the consumer products, industrial, healthcare and information industries. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in the Asia Pacific region and in London. He currently serves as a Director of Apria Healthcare Group, Gates Corporation, Change Healthcare, Inc. and Team Health Inc. Mr. Simpkins graduated with honors from Oxford University and received a Masters of Business Administration from Harvard Business School.

              Mr. Simpkins brings to the Board significant financial and business experience, including as a Senior Managing Director in the Private Equity Group at Blackstone and Principal at Bain Capital.

              Joseph S. Cantie, 54, was appointed by the Board as a director in May 2016, at which time he was also appointed to the Audit Committee. He is the former Executive Vice President and Chief Financial Officer of ZF TRW, a division of ZF Friedrichshafen AG ("ZF"), a global automotive supplier, a position he held from May 2015 until January 2016. He served in similar roles at TRW Automotive Holdings Corp., which was acquired by ZF Industries in May 2015, since 2003. Prior to that time, Mr. Cantie held other executive positions at TRW, which he joined in 1999. From 1996 to 1999, Mr. Cantie served in several executive positions with LucasVarity Plc, including serving as Vice President and Controller. Prior to joining LucasVarity, Mr. Cantie spent 10 years with KPMG. He is currently a director for TopBuild Corp. where he serves on the Audit (Chairman), Compensation and Governance Committees, and for Delphi Technologies PLC where he serves on the Audit (Chairman) and Finance Committees. Mr. Cantie is a certified public accountant and holds a Bachelor of Science degree from the State University of New York at Buffalo.

              Mr. Cantie brings to the Board more than 30 years of financial and operating experience primarily in the industrials sector, which, along with his tenure at a major accounting firm, provide a diversified knowledge base and additional perspectives to the Board.

Corporate Governance

Governance Highlights

Independent chairman of the Board
Fully independent committees of the Board
Regular meetings of independent directors
Committee authority to retain independent advisors
Stock ownership guidelines for senior executives and directors
Prohibitions against pledging and hedging of Summit stock by senior executives and directors
Robust code of ethics applicable to all employees and directors

General

              Director Independence Determination.  Under our Corporate Governance Guidelines and the NYSE corporate governance rules for listed companies, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE rules. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

              Our Board has affirmatively determined that each of Messrs. Cantie, Gardner, Lance, Murphy, Simpkins and Wunning and Ms. Wade is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE rules, including with respect to applicable committee membership. Our Board also has determined that each of the members of the Audit Committee, Messrs. Cantie, Gardner and Murphy and Ms. Wade, is "independent" for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

              In making its independence determinations, the Board considered and reviewed all information known to it, including information identified through annual directors' questionnaires.

              Board Leadership.  The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company. The Board's responsibility is one of oversight, and in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders.

              In accordance with our Corporate Governance Guidelines, the Board selects the Company's Chairman and the Company's CEO in any way it considers in the best interests of the Company and, accordingly, does not have a policy on whether the roles of Chairman and CEO should be separate or combined and, if separate, whether the Chairman should be selected from the independent directors. We believe that the separation of the Chairman of the Board and CEO positions is appropriate corporate governance for us as this time. Accordingly, Mr. Lance serves as the Chairman of the Board while Mr. Hill serves as our CEO. Our Board believes that this structure best encourages the free and open dialogue of differing views and provides for strong checks and balances.

              Executive Sessions and Communications with Directors.  The Board's independent directors meet at regularly scheduled executive sessions without management present. Mr. Lance presides at executive sessions of independent directors.

              Stockholders and other interested parties may communicate with the Board by writing to the Chief Legal Officer, Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. Written communications may be addressed to the Chairman of the Board, the chairperson of any of the Audit, Corporate Governance and Nominating, and Compensation Committees, or to the non-management or independent directors as a group. The Chief Legal Officer will forward such communications to the appropriate party.

              Risk Oversight.  The Board exercises direct oversight of strategic risks to the Company. The Audit Committee reviews guidelines and policies governing the process by which senior management assesses and manages the Company's exposure to risk, including the Company's major financial and operational risk exposures and the steps management takes to monitor and control such exposures. The Compensation Committee oversees risks relating to the Company's compensation policies and practices. Each committee charged with risk oversight reports to the Board on those matters.

              With respect to cybersecurity risk oversight, our Board and our Audit Committee receive updates from our information technology team to assess the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. In addition to such updates, our Board and our Audit Committee receive updates from management as to changes to the Company's cybersecurity risk profile or significant newly identified risks.

              Corporate Governance Documents.  Please visit our investor relations website at investors.summit-materials.com/govdocs, "Governance Documents," for additional information on our corporate governance, including:

  •
  our Corporate Governance Guidelines;

  •
  our Code of Business Conduct and Ethics; and

  •
  the charters approved by the Board for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Board Meetings and Committees

              The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2017, there were five meetings of the Board. Each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees on which he or she served (during the periods that he or she served) during 2017. In addition, directors are expected to make every effort to attend any meetings of stockholders. All of our directors attended the 2017 Annual Meeting of Stockholders.

              The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Thomas W. Hill
Howard L. Lance*		X	Chair
Joseph S. Cantie	X
Ted A. Gardner	X	X
John R. Murphy	Chair		X
Neil P. Simpkins		Chair	X
Anne K. Wade	X
Steven H. Wunning		X	X
Total Meetings in 2017	6	4	4

*
Denotes independent chairman of the Board

              The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee

Our Audit Committee consists of Messrs. Murphy, Cantie and Gardner and Ms. Wade, with
Mr. Murphy serving as chair.

Our Audit Committee is responsible for, among other things:

  •
  selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

  •
  assisting the Board in evaluating the qualifications, performance and independence of our independent registered public accounting firm;

  •
  assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

  •
  assisting the Board in monitoring our compliance with legal and regulatory requirements;

  •
  reviewing the adequacy and effectiveness of our internal control over financial reporting;

  •
  assisting the Board in monitoring the performance of our internal audit function;

  •
  reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

  •
  preparing the Audit Committee Report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Audit Committee Member Independence; Financial Literacy; Financial Expert

	Independent under NYSE governance standards and Rule 10A-3 of Exchange Act	Financially Literate	Audit Committee Financial Expert
John R. Murphy	✓	✓	✓
Joseph S. Cantie	✓	✓	✓
Ted A. Gardner	✓	✓
Anne K. Wade	✓	✓

Compensation Committee

Our Compensation Committee consists of Messrs. Simpkins, Lance, Gardner and Wunning, with Mr. Simpkins serving as chair.

Our Compensation Committee is responsible for, among other things:

  •
  reviewing and approving or making recommendations to the Board with respect to, corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his/her performance in light of those goals and objectives and determining and approving his/her compensation level based on such evaluation;

  •
  reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers, including annual base salary, bonus, equity-based incentives and other benefits;

  •
  reviewing and recommending the compensation of our directors;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules;

  •
  preparing the Compensation Committee Report required by the SEC to be included in our annual proxy statement; and

  •
  reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Lance, Murphy,
Simpkins and Wunning, with Mr. Lance serving as chair.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  assisting our Board in identifying prospective director nominees and recommending nominees to the Board;

  •
  overseeing the evaluation of the Board and management;

  •
  reviewing and advising the Board on developments in corporate governance practices;

  •
  developing and recommending a set of corporate governance guidelines; and

  •
  recommending members for each committee of our Board.

Director Nominations

              The Nominating and Corporate Governance Committee identifies individuals believed to be qualified as candidates to serve on the Board and selects, or recommends that the Board select, the nominees for all directorships to be filled by the Board or by our stockholders at an annual or special meeting.

              In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, which may include:

  •
  individual qualifications, including strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially; and

  •
  all other factors the Committee considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

              Although the Nominating and Corporate Governance Committee considers diversity of viewpoints, background and experiences, the Company does not have a formal diversity policy. The Committee also may consider the extent to which the candidate would fill a present need on the Board. When evaluating whether to re-nominate existing directors, the Committee considers matters relating to the retirement of current directors, as well as the performance of such directors.

              The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders on the same basis as it considers other nominees. Any recommendation submitted to the Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and the written consent of the candidate to serve as one of our directors, if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. All recommendations for nomination received by the Secretary that satisfy the requirements of our Amended and Restated Bylaws (the "Bylaws") relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Please see the section entitled "Proposals of Stockholders" for information regarding the advance notice provisions applicable to stockholder director nominations set forth in our Bylaws.

Compensation Committee Interlocks and Insider Participation

              During 2017, the members of the Compensation Committee were Messrs. Simpkins, Lance, Gardner and Wunning, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom has ever served as an officer of the Company. During 2017, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board.

Code of Ethics

              Our Code of Business Conduct and Ethics applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions and is posted on our website. Our Code of Business Conduct and Ethics is a "code of ethics," as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website. The information contained on, or accessible from, our website is not part of this Proxy Statement by reference or otherwise.

ITEM 2—RATIFICATION OF APPOINTMENT OF KPMG LLP

              Under the rules and regulations of the SEC, the NYSE and the Public Company Accounting Oversight Board (the "PCAOB"), the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In addition, the Audit Committee considers the independence of our independent registered public accounting firm and participates in the selection of the independent registered public accounting firm's lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by our stockholders of the appointment of, the registered public accounting firm of KPMG to serve as independent registered public accounting firm for the fiscal year ending December 29, 2018. KPMG has served as our independent registered public accounting firm since 2012.

              The Board and the Audit Committee believe that the continued retention of KPMG as the Company's independent registered public accounting firm is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of KPMG, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2018 fiscal year. In addition, even if stockholders ratify the selection of KPMG as independent registered public accounting firm, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select KPMG or another registered public accounting firm as our independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2018.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

              Consistent with SEC and PCAOB requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of, the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

              Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit to the Audit Committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:

  •
  Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

  •
  Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

  •
  Tax services include all services, except those services specifically related to the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; tax planning; and tax compliance and reporting.

  •
  All Other services are those services not captured in the Audit, Audit-Related or Tax categories.

              Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees of each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

              The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services in the table below were pre-approved by the Audit Committee.

(in thousands)	2017	2016
Audit Fees(1)	$3,988	$4,144
Tax Fees(2)	—	4
Audit-Related Fees	—	—
All Other Fees	—	—

Total	$3,988	$4,148

(1)
Represents the aggregate fees billed for professional services by KPMG for the audit of our financial statements, reviews of our quarterly financial statements and services associated with other SEC filings, including registration statements. Fees related to registration statements totaled $115,000 in 2017 and $598,000 in 2016.
(2)
Represents the aggregate fees billed for professional services by KPMG in connection with routine tax compliance, general tax consulting services and services related to state tax audits. Tax fees related to registration statements totaled $4,000 in 2016.

AUDIT COMMITTEE REPORT

              The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company's independent registered public accounting firm is engaged to audit and report on the conformity of the Company's financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company's internal control over financial reporting.

              In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the year ended December 30, 2017 (the "Audited Financial Statements"), management's assessment of the effectiveness of the Company's internal control over financial reporting, and the independent registered public accounting firm's evaluation of the Company's system of internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (the "PCAOB") Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

              Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2017, for filing with the Securities and Exchange Commission.

The Audit Committee
John R. Murphy, Chair Joseph S. Cantie Ted A. Gardner Anne K. Wade

BENEFICIAL OWNERSHIP OF SHARES

              The following table sets forth the beneficial ownership of shares of our Class A Common Stock and LP Units by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Percentage of beneficial ownership of (1) Class A Common Stock is based upon 111,228,077 shares issued and outstanding and (2) LP Units is based upon 114,813,591 LP Units outstanding (including 111,228,077 LP Units held by the Company), in each case as of March 19, 2018. Percentage of combined voting power is based upon 114,560,343 votes represented by outstanding securities, consisting of (1) 111,228,077 shares of Class A Common Stock issued and outstanding and (2) 3,332,266 LP Units outstanding and eligible to vote, excluding LP Units held by the Company, in each case as of March 19, 2018. The Company is the general partner of Summit Materials Holdings L.P. ("Summit Holdings"), which indirectly owns 100% of the limited liability interests of Summit Materials, LLC ("Summit LLC"). Except as otherwise noted, (i) the information is as of March 19, 2018, and (ii) the address of each beneficial owner is c/o Summit Materials, Inc., 1550 Wynkoop Street, 3rd floor, Denver, Colorado 80202. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

	Class A Common Stock(1)		LP Units(1)		Combined Voting Power(2)
Name of Beneficial	Number	Percent	Number	Percent	Number	Percent
Owner
Vanguard Group Inc.(3)	9,156,810	8.2%	—	—	9,156,810	8.0%
FMR LLC(4)	7,496,349	6.7%	—	—	7,496,349	6.5%
BlackRock, Inc.(5)	7,056,682	6.3%	—	—	7,056,682	6.2%
Prudential Financial, Inc./Jennison Associates LLC(6)	5,823,387	5.2%	—	—	5,823,387	5.1%
Thomas W. Hill(7)	403,400	*	619,425	*	1,022,825	*
Howard L. Lance(8)(9)	195,559	*	135,772	*	331,331	*
Joseph S. Cantie(9)(10)	8,810	*	—	—	8,810	*
Ted A. Gardner(9)(11)	38,009	*	162,752	*	200,761	*
John R. Murphy(9)(12)	18,974	*	4,274	*	23,248	*
Neil P. Simpkins(9)(13)	4,098	*	—	—	4,098	*
Anne K. Wade(9)(14)	10,601	*	—	—	10,601	*
Steven H. Wunning(9)(15)	8,787	*	—	—	8,787	*
Michael J. Brady(16)	330,454	*	283,649	*	614,103	*
Brian J. Harris(17)	327,490	*	332,699	*	660,189	*
M. Shane Evans(18)	203,113	*	78,525	*	281,638	*
Douglas C. Rauh(19)	3,644	*	—	—	3,644	*
All Directors and Executive Officers as a Group (15 persons)(20)	1,683,414	1.5%	1,764,509	1.5%	3,447,923	3.0%

*
Less than 1%.

(1)
Subject to the terms of the Exchange Agreement, LP Units are exchangeable for shares of our Class A Common Stock on a one-for-one basis. See "Certain Relationships and Related Person Transactions—Exchange Agreement." Beneficial ownership of LP Units reflected in this table is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units may be exchanged. See "Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Pre-IPO Long-Term Incentive Awards" for a description of the LP Units.
(2)
Represents percentage of voting power of the Class A Common Stock and Class B Common Stock of the Company voting together as a single class and gives effect to voting power of the Class B Common Stock, excluding options that are vested or will vest within 60 days as well as outstanding warrants. The Class B Common Stock provides holders who also hold LP Units with a number of votes that is equal to the aggregate number of LP Units held by such holders. As of March 19, 2018, holders of the LP Units held all of the issued shares of our Class B Common Stock that were outstanding and the total number of votes that were represented by the Class B Common Stock was 3,332,366. In addition to the voting power of the Class B Common Stock conferred to him and the Hill Trust through their ownership of LP Units, Mr. Hill has sole voting power over 2,244,154 votes represented by the Class B Common Stock through revocable proxies granted to him by certain pre-IPO investors that hold LP Units, including members of management. Mr. Hill has no pecuniary interest in the LP Units held by such other LP Unit holders and disclaims any beneficial ownership in such LP Units.

(3)
The number of shares held was obtained from the holder's Schedule 13G/A filing with the SEC dated February 9, 2018, which reports ownership as of December 31, 2017. The Schedule 13G/A filing indicates that the holder, Vanguard Group Inc. ("Vanguard") has sole power to vote or direct the vote of 214,818 shares of our Class A Common Stock, shared power to vote or direct the vote of 19,073 shares of our Class A Common Stock, sole power to dispose or direct the disposition of 8,932,128 shares of our Class A Common Stock, and shared power to dispose or direct the disposition of 224,682 shares of our Class A Common Stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)
The number of shares held was obtained from the Schedule 13G filing made by FMR LLC ("FMR") and Abigail P. Johnson with the SEC dated February 13, 2018, which reports ownership as of December 31, 2017. Based solely on Schedule 13G jointly filed with the SEC on February 13, 2018 by FMR and Abigail P. Johnson, Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of 49% of the voting power of FMR. Members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the common stock owned directly by the various investment companies ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co."), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co. carries out the voting of the common stock under written guidelines established by the Fidelity Funds' Boards of Trustees. The Schedule 13G filed made by FMR and Abigail P. Johnson indicates that they have sole power to vote or direct the vote of 161,084 shares of our Class A Common Stock and sole power to dispose or direct the disposition of 7,496,349 shares of our Class A Common Stock. The address of FRM and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
(5)
The number of shares held was obtained from the holder's Schedule 13G filing with the SEC dated January 23, 2018, which reports ownership as of December 31, 2017. The Schedule 13G filing indicates that the holder, BlackRock, Inc. ("BlackRock") had sole power to vote or direct the vote of 6,812,358 shares of our Class A Common Stock and sole power to dispose or to direct the disposition of, 7,056,682 shares of our Class A Common Stock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(6)
The number of shares held was obtained from the Schedule 13G filings made by Prudential Financial, Inc. ("Prudential") and Jennison Associates LLC ("Jennison") with the SEC dated January 19, 2018 and February 6, 2018, respectively, which report ownership as of December 31, 2017. Prudential indirectly owns 100% of equity interests of Jennison and certain other investment funds. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison and its other affiliates may have with respect to our Class A Common Stock. The Schedule 13G filed by Jennison indicates it has sole power to vote or direct the vote of 5,810,726 shares of our Class A Common Stock and shared power to dispose or direct the disposition of 5,810,726 shares of our Class A Common Stock. The Schedule 13G filed by Prudential indicates it beneficially owns 5,823,387 shares of our Class A Common Stock, consisting of the 5,810,726 shares held by Jennison and 12,661 shares held by Quantitative Management Associates LLC (with respect to which it has sole power to vote or direct the vote of 50,166 shares of our Class A Common Stock, shared power to vote or direct the vote 5,773,221 shares of our Class A Common Stock, sole power to dispose or direct the disposition of 50,166 shares of our Class A Common Stock, and shared power to dispose or direct the disposition of 5,773,221 shares of our Class A Common Stock). The address of Prudential is 751 Broad Street, Newark, NJ 07102. The address of Jennison is 466 Lexington Avenue, New York, NY 10017.
(7)
Includes (i) 231,670 options, including Leverage Restoration Options (as described in "Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Pre-IPO Long-Term Incentive Awards") issued to Mr. Hill that are vested or will vest within 60 days, (ii) 29,463 warrants issued to Mr. Hill at the time of our IPO, (iii) 141,902 shares of our Class A Common Stock owned by Mr. Hill, (iv) 592,456 LP Units held by Mr. Hill, (v) 365 shares of our Class A Common Stock held by the Hill Trust, a trust for which Mr. Hill's spouse serves as trustee and as to which Mr. Hill could be deemed to have beneficial ownership, and (vi) 26,969 LP Units held by The Hill Trust. See "Certain Relationships and Related Person Transactions—Warrant Issuances." Amounts for Mr. Hill do not include 2,244,154 LP Units for which Mr. Hill has sole voting power through revocable proxies granted to him. See footnote (2).
(8)
Includes (i) 184,958 options issued to Mr. Lance that are vested or will vest within 60 days, (ii) 135,772 LP Units held by Mr. Lance, and (iii) 10,601 shares of our Class A Common Stock held by Mr. Lance.

(9)
Does not include unvested RSUs held by our non-employee directors in connection with their service as directors.
(10)
Includes 8,810 shares of our Class A Common Stock owned by Mr. Cantie.
(11)
Includes (i) 10,601 shares of our Class A Common Stock held by Mr. Gardner, and (ii) 27,408 warrants and (iii) 162,752 LP Units held by Gardner Family Investments, LLC, a limited liability company controlled by Mr. Gardner. Mr. Gardner has sole voting and dispositive power over such warrants and LP Units.
(12)
Includes (i) 7,665 options issued to Mr. Murphy that are vested or will vest within 60 days, (ii) 4,274 LP Units held by Mr. Murphy and (iii) 11,309 shares of our Class A Common Stock owned by Mr. Murphy.
(13)
Includes 4,098 shares of our Class A Common Stock owned by Mr. Simpkins.
(14)
Includes 10,601 shares of our Class A Common Stock owned by Ms. Wade.
(15)
Includes 8,787 shares of our Class A Common Stock owned by Mr. Wunning.
(16)
Includes (i) 317,497 options issued to Mr. Brady that are vested or will vest within 60 days, (ii) 283,649 LP Units held by Mr. Brady, (iii) 6,105 shares of our Class A Common Stock owned by Mr. Brady, and (iv) 6,852 warrants issued to Mr. Brady at the time of our IPO.
(17)
Includes (i) 199,906 options issued to Mr. Harris that are vested or will vest within 60 days, (ii) 67,584 shares of our Class A Common Stock owned by Mr. Harris, and (iii) 332,699 LP Units and (iv) 60,000 shares of our Class A Common Stock held by The Harris Family 2014 Trust fbo Michael J. Harris and The Harris Family 2014 Trust fbo Cameron I.J. Harris, trusts for which Mr. Harris' spouse serves as trustee and as to which Mr. Harris could be deemed to have beneficial ownership.
(18)
Includes (i) 190,559 options issued to Mr. Evans that are vested or will vest within 60 days, (ii) 78,525 LP Units held by Mr. Evans, and (iii) 12,554 shares of our Class A Common Stock owned by Mr. Evans.
(19)
Includes 3,644 shares of our Class A Common Stock held by Mr. Rauh.
(20)
Includes (i) 1,247,311 options that are vested or will vest within 60 days, (ii) 1,764,509 LP Units, (iii) 63,723 warrants issued at the IPO and (iv) 372,380 shares of our Class A Common Stock.

              ITEM 3—NONBINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NEOs

              Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a nonbinding advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. The compensation of our NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders' interests. The compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment. Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our NEOs as disclosed in this Proxy Statement by casting a nonbinding advisory vote "FOR" the following resolution:

              "RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure, is hereby APPROVED."

              The Compensation Committee continually reviews the Company's performance and governance highlights to evaluate whether the goals of the executive compensation and benefits program are supported and whether such program serves the interests of the Company's stockholders. The Company's 2017 performance and governance practices include the following, as discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement:

Performance Highlights

Highlights of our 2017 business achievements included the following:

•
Full-year organic sales volumes of aggregates increased 3.4%.
•
Full-year organic sales volumes of cement increased 5.8%.
•
Full-year net income increased 331.2% to $121.83 million.
•
Full-year operating income increased 42.8% to $220.9 million.
•
Full-year adjusted EBITDA* increased 17.4% to $435.8 million.

*
See "Reconciliation of Non-GAAP Measure to GAAP" on Annex A.

Corporate Governance Highlights

What We Do (Best Practice)	What We Don't Do / Don't Allow
• Separate the roles of Chairman and Chief Executive Officer	• No hedging or pledging of Company stock by executives or directors
• Enforce strict insider trading policies	• No change-in-control severance multiple in excess of three times salary and target bonus
• Set stock ownership guidelines for executives and directors	• No excise tax gross-ups upon a change in control
• Generally provide provisions for recoupment ("claw back") of incentive compensation	• No re-pricing or cash buyout of underwater stock options

• Disclose performance goals for incentive programs	• No enhanced retirement formulas
• Set a maximum payout limit on our annual and long-term incentive programs for our NEOs	• No guaranteed compensation
• Incorporate change-in-control provisions that are consistent with market practice	• No market timing with granting of equity awards
• Retain an independent compensation consultant that reports directly to the Compensation Committee	• Eliminated substantially all perquisites for all NEOs in 2017
• Perform an annual compensation program risk assessment to ensure that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company

              Because the vote to approve the compensation of our NEOs is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Nonbinding advisory approval of this proposal requires the vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL, ON A
NONBINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs, AS DISCLOSED IN
THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

              The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included (incorporated by reference) in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2017 and in this Proxy Statement.

              Submitted by the Compensation Committee of the Board.

  Neil P. Simpkins, Chair
  Ted A. Gardner
  Howard L. Lance
  Steven H. Wunning

EXECUTIVE COMPENSATION

Executive Summary

              The following Compensation Discussion and Analysis ("CD&A") describes our 2017 executive compensation structure, earned by or paid to the following named executive officers ("NEOs").

Thomas W. Hill	President and Chief Executive Officer
Michael J. Brady	Executive Vice President and Chief Business Development Officer
Brian J. Harris	Executive Vice President and Chief Financial Officer
M. Shane Evans	Executive Vice President and West Division President
Douglas C. Rauh	Former Executive Vice President and Chief Operating Officer

Leadership Changes

              In October 2017, the Company announced that Douglas C. Rauh would leave his role as the Company's Executive Vice President and Chief Operating Officer, effective December 30, 2017. In December 2017, the Company announced that Mr. Rauh entered into an Agreement and Release (the "Agreement and Release") dated December 15, 2017 with Summit Holdings and, solely for certain purposes specified therein, the Company, in connection with his departure from the Company. The terms of the Agreement and Release are described below under "Potential Payments Upon Termination or Change in Control." In January 2018, the Company announced that Karl H. Watson Jr. had been appointed Executive Vice President and Chief Operating Officer of the Company.

Performance Highlights

              Highlights of our 2017 business achievements included the following:

•
Full-year organic sales volumes of aggregates increased 3.4%.
•
Full-year organic sales volumes of cement increased 5.8%.
•
Full-year net income increased 331.2% to $121.83 million.
•
Full-year operating income increased 42.8% to $220.9 million.
•
Full-year adjusted EBITDA* increased 17.4% to $435.8 million.

*
See "Reconciliation of Non-GAAP Measure to GAAP" on Annex A.

Pay for Performance

              The Compensation Committee designs the executive compensation program to deliver pay in accordance with corporate, segment, safety and individual performance. A large percentage of total target compensation is at risk through long-term equity awards and annual cash incentive awards. These awards are linked to performance measures that correlate with long-term stockholder value creation. The mix of total direct compensation at target for 2017 for our CEO and the average of our other NEOs is shown in the charts below.

Compensation Discussion and Analysis

2017 Executive Compensation Structure

              In 2017, our executive compensation structure consisted of four primary components: base salary; annual cash incentives; long-term equity incentives; and traditional health/welfare plans. We eliminated substantially all perquisites in 2017.

Corporate Governance Highlights

What We Do (Best Practice)	What We Don't Do / Don't Allow
• Separate the roles of Chairman and Chief Executive Officer	• No hedging or pledging of Company stock by executives or directors
• Enforce strict insider trading policies	• No change-in-control severance multiple in excess of three times salary and target bonus
• Set stock ownership guidelines for executives and directors	• No excise tax gross-ups upon a change in control
• Generally provide provisions for recoupment ("claw back") of incentive compensation	• No re-pricing or cash buyout of underwater stock options
• Disclose performance goals for incentive programs	• No enhanced retirement formulas
• Set a maximum payout limit on our annual and long-term incentive programs for our NEOs	• No guaranteed compensation
• Incorporate change-in-control provisions that are consistent with market practice	• No market timing with granting of equity awards
• Retain an independent compensation consultant that reports directly to the Compensation Committee	• Eliminated substantially all perquisites for all NEOs in 2017
• Perform an annual compensation program risk assessment to ensure that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company

Our Compensation Philosophy

Our executive compensation program is intended to attract, motivate and retain executive officers and to align the interests of our executive officers with stockholders' interests.

The Board's objectives for our program include, but are not limited to, the following:

Components of 2017 Target Compensation

Pay Component	Purpose	Characteristics	Fixed or Performance
Base Salary	Attract and retain executives through market-based pay	Reflects the executive's experience and performance and the Board's knowledge of market practices	Fixed
Annual Cash Bonus	Encourages achievement of strategic and financial performance metrics that drive long-term stockholder value	Based on achievement of predefined financial, non-financial (e.g. safety) and individual performance objectives	Performance
Long-Term Equity Incentives	Aligns executives' long-term compensation with stockholders' investment interests; enhances executive retention	Value to the executive is based on long-term stock price performance and value creation	Performance
Health/Welfare Plans and Retirement Benefits	Provide competitive benefits that promote employee health and productivity and support longer term financial security	Similar to benefits offered to other employees	Fixed

2017 Target Compensation Elements

              The Compensation Committee approved the following compensation targets for 2017:

	Base Salary	Annual Bonus Target as % of Base Salary	Long-Term Incentive Target as % of Base Salary

Thomas W. Hill	$826,956	140%	275%
Michael J. Brady	425,000	60%	100%
Brian J. Harris	550,000	75%	155%
M. Shane Evans	420,787	60%	100%
Douglas C. Rauh	550,000	75%	155%

Say-on-Pay Votes

              In 2017, the Compensation Committee considered the outcome of the stockholder advisory vote on 2016 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our 2017 annual meeting, in a nonbinding advisory vote, on the 2016 compensation paid to our NEOs. Our stockholders overwhelmingly (96%) approved the compensation of our NEOs. Based on the level of support, the Compensation Committee determined that stockholders generally support our compensation practices. The Compensation Committee intends to continue to consider the views of our stockholders when designing, reviewing and administering the Company's compensation programs and policies.

Compensation Decision Process

Role of the Compensation Committee	The Compensation Committee is responsible to our Board for oversight of our executive compensation program. The Compensation Committee is responsible for the review and approval of all aspects of our program.
Among its duties, the Compensation Committee is responsible for:
• Assessing competitive market data from Aon, our independent compensation consultant (the "Independent Compensation Consultant")

•

Reviewing each NEO's performance in conjunction with competitive market data and, accordingly, approving compensation recommendations including, but not limited to, base salary, annual bonus, long-term incentives, and benefits/perquisites

• Considering, recommending and approving incentive plan goals and achievement levels
• Incorporating meaningful input from our stockholders, if applicable

Role of Management	For each NEO excluding himself, our CEO recommends to the Compensation Committee compensation levels for NEOs based on a review of market data and individual performance. The Compensation Committee reviews and discusses all recommendations prior to approval, then submits all recommendations to the Board for approval.
For the CEO, during executive session without the CEO present, the Compensation Committee is solely responsible for assessing performance and making compensation recommendations to the Board for approval. Management does not make compensation-related recommendations for the CEO.

Role of the Independent Compensation Consultant	In 2017, the Compensation Committee retained the Independent Compensation Consultant in accordance with the Compensation Committee's charter. The Independent Compensation Consultant reports directly to the Compensation Committee. The Compensation Committee retains sole authority to hire or terminate the Independent Compensation Consultant, approve its fees, determine the nature and scope of services and evaluate the Independent Compensation Consultant's performance.

A representative of the Independent Compensation Consultant attends Compensation Committee meetings, as requested, and communicates with the Compensation Committee chair between meetings. The Compensation Committee makes all final decisions and recommendations.
The Independent Compensation Consultant's roles include, but are not limited, the following:
• Advising the Compensation Committee on executive compensation trends and regulatory developments;
• Developing a peer group of companies for determining competitive compensation amounts and practices;
• Providing a total compensation study for executives against peer companies;
• Providing advice to the Compensation Committee on governance best practices, as well as any other areas of concern or risk; and
• Reviewing and commenting on proxy disclosure items, including the CD&A.

The Compensation Committee has assessed the independence of the Independent Compensation Consultant, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended. Based on this review, the Compensation Committee concluded that there are no conflicts of interest raised by the work performed by the Independent Compensation Consultant and that Aon is independent.

Role of Peer Companies and Competitive Market Data	In the Fall of 2016, to assist with 2017 compensation decisions, the Independent Compensation Consultant performed a competitive pay study. To develop competitive market values for the NEOs, the Independent Compensation Consultant developed, and the Compensation Committee approved, a peer group of 17 companies.
The peer group development criteria included:
• Industry: Companies in the building products or construction materials industries
• Company size: Approximately 0.4x to 3x times our annual revenues
• ISS: Companies considered by Institutional Shareholder Services ("ISS") to be the Company's compensation peers and used in ISS' annual report regarding the Company
• Peers of Peers: Companies used in the peer groups of potential peer companies
• Competitors: Companies that compete with us for business and management talent
• Consistency: Companies contained in the peer group in the prior year

The approved peer group had annual revenues which ranged from approximately $600 million to $3.8 billion, with median annual revenue of approximately $1.9 billion and average annual revenue of approximately $2.0 billion. Our 2016 annual revenue was approximately $1.6 billion. The Independent Compensation Consultant developed size-adjusted market values (regression analysis) for each position using our annual revenue.

The size-adjusted 50th percentile for total compensation is a key reference point for the Compensation Committee. For positions where peer company proxy data was not available, the Independent Compensation Consultant utilized published and private compensation survey sources.

Peer Group

•

Armstrong World Industries

•

Boise Cascade

•

Compass Minerals International

•

CONSOL Energy

•

Dycom Industries

•

Eagle Materials Inc.

•

Granite Construction Inc.

•

Headwaters Inc.

•

Louisiana-Pacific Corp.

• Martin Marietta Materials • Masonite International • NCI building Systems Inc. • Quanex Building Products • Simpson Manufacturing • US Concrete Inc. • USG Corp. • Vulcan Materials

Timing of Compensation Decisions

              Pay recommendations for our executives, including the NEOs, are typically made by the Compensation Committee at its first scheduled meeting of the fiscal year, typically held in February around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year (the "February meeting"). This timing allows the Compensation Committee to have a complete financial performance picture prior to making compensation decisions.

              Decisions with respect to prior year performance, as well as annual equity awards, base salary increases and target performance levels for the current year are typically made at the February meeting. Any equity awards recommended by the Compensation Committee at this meeting are reviewed by the Board and, if approved, are dated on the date of the Board meeting held later that day or the following day. As such, the Compensation Committee does not time the grants of equity incentives to the release of material non-public information. The exercise price of stock options is the closing price of our common stock on the date of grant.

              The exception is grants to executives who are promoted or hired from outside the Company during the year. These executives may receive compensation changes or equity grants effective or dated, as applicable, as of the date of their promotion, hiring date, or other Board approval date.

Determination of CEO Compensation

              At the February meeting, in executive session without the CEO present, the Compensation Committee also reviews and evaluates CEO performance, and determines performance achievement levels, for the prior fiscal year. The Compensation Committee also reviews competitive compensation data from the peer group companies. The Compensation Committee typically approves, or presents pay recommendations for the CEO to the Board, excluding the CEO, for approval. If applicable, during executive session, the Board conducts its own review and evaluation of the CEO's performance taking into consideration the recommendations of the Compensation Committee.

Compensation Elements

Base Salary

              Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee determines base salaries for the NEOs and other executives based on a number of factors, including but not limited to, the Compensation Committee's understanding of executive pay practices, individual performance, Company performance and management recommendations (except with respect to the CEO).

              For 2017, based on a thorough review of competitive market data and internal alignment of total compensation opportunity, the Compensation Committee set the base salaries set forth in the table below. Mr. Brady's adjustment moved his salary closer to similar NEOs at peer companies. The 2017 base salaries for Messrs. Hill, Harris, Evans, and Rauh also reflect a one-time salary adjustment that was provided in connection with the elimination of substantially all perquisites in 2017. Mr. Brady did not previously receive significant perquisites.

	2017 Base Salary	2016 to 2017 Increase
Thomas W. Hill	$826,956	3%
Michael J. Brady	425,000	11%
Brian J. Harris	550,000	6%
M. Shane Evans	420,787	5%
Douglas C. Rauh	550,000	6%

Annual Cash Incentives

              Each NEO was eligible to earn an annual incentive under our Short-Term Incentive Plan (the "STIP") based upon the achievement of performance targets approved by the Board at the February meeting.

              2017 Target Annual Incentive Award Opportunities. At the start of each fiscal year, the Board approves annual incentive compensation targets, as a percentage of base salary, based on the understanding of the Board of competitive executive pay practices, management's recommendations and other relevant factors. The 2017 annual incentive targets, as a percentage of base salary, for our NEOs were consistent with our 2016 targets and were as follows:

Target Bonus
Thomas W. Hill	140%
Michael J. Brady	60%
Brian J. Harris	75%
M. Shane Evans	60%
Douglas C. Rauh	75%

              2017 Annual Incentive Metrics. For corporate NEOs (Messrs. Hill, Brady, Harris and Rauh), the performance metrics approved for fiscal 2017 were (i) corporate earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA"), as defined by the Board, which is defined as EBITDA, as adjusted to exclude accretion, loss on debt financings, tax receivable agreement expense, income from discontinued operations and certain non-cash and non-operating items plus the EBITDA contribution of certain recent acquisitions, (ii) operating cash flow, which approximates annual cash flow exceeding capital transactions and acquisitions, (iii) safety metrics, and (iv) personal objectives, which vary by individual. Mr. Brady was also subject to acquisition related metrics, including acquisition spend and acquisition EBITDA performance. For Mr. Evans, the approved performance metrics included (i) corporate EBITDA, (ii) segment EBITDA, (iii) segment cash flow, (iv) segment safety and (v) personal objectives. The Board has discretion to adjust the financial metrics to reflect merger, acquisition or divestiture activity during the fiscal year. In 2017, as further discussed below, the metrics were adjusted to reflect acquisitions completed during the year and the financial impact of Hurricane Harvey on the Company's operations.

              For 2017, performance metrics and weightings were as follows:

	EBITDA	Operating Cash Flow	Safety/ Acquisition (2)	Personal Objectives	Primary Personal Objectives
Thomas W. Hill	50%	20%	10%	20%

•

Deliver on or over budget operations improvement

•

Progress on developing a ready-mix concrete performance team

•

Achieve minimum acquisition spend and acquisition performance

•

Improve investor relations function

•

Progress on management succession planning

Michael J. Brady	50%	10%	20%	20%

•

Achieve minimum acquisition spend

•

Achieve performance levels for 2016 and 2017 acquisitions consistent with investment thesis

•

Continue to build the Development team

•

Drive senior leadership team involvement

Brian J. Harris	50%	20%	10%	20%

•

Increase interactions with Board members

•

Continue to develop a robust investor relations function

•

Provide overall direction to the information technology group

•

Evaluate the possibility of using a balanced scorecard approach to achieve greater alignment in strategic execution

•

Increase engagement with operating companies

M. Shane Evans(1)	60%	20%	10%	10%	• Continue to drive pricing, cost reduction, sales and sourcing achievements above and beyond 2017 budget • Evaluate vehicle allowance programs • Hold quarterly Texas managers meetings
Douglas C. Rauh	50%	20%	10%	20%

•

Assist in finding a new Chief Operating Officer

•

Deliver on budget EBITDA and free cash flow targets

•

Facilitate talent management process at operating companies

•

Continue to drive pricing, cost reduction and sourcing achievements above and beyond 2017 budget

•

Continue to drive safety performance

•

Work with M. Shane Evans on performance at Company's Austin business

•

Drive the implementation of total productive maintenance throughout the Company

(1)
Mr. Evans's EBITDA metric is based 20% on Corporate EBITDA and 40% on West Segment EBITDA. Mr. Evan's Operating Cash Flow metric is based on West Segment Operating Cash Flow.
(2)
Each of our NEOs had safety metrics for 2017. For each of our NEOs, the safety metrics accounted for 10% of the overall bonus opportunity. Safety metrics included various metrics related to the frequency and severity of reported incidents. For 2017, the safety metrics (and the weightings assigned to each safety metric for each NEO) included recordable incident rate (4%), lost time incident rate (2%), fleet preventable incident rate (2%) and cost per man hour (2%). For Mr. Evans, the safety metrics related to the West segment. Mr. Brady was also subject to acquisition metrics, which accounted for 10% of his overall bonus opportunity (5% attributable to acquisition spend and 5% attributable to acquisition EBITDA performance).

              Performance / Payout Percentage.    The achievement factor for each of the performance metrics was determined by multiplying the weight attributed to each performance metric by the applicable payout percentage for each metric. For corporate EBITDA and operating cash flow, payout percentages were determined by calculating actual achievement against the target amount based on a pre-established scale.

Payout percentages for actual performance between the specified threshold levels and 105% of target, and between 105% of target and the maximum levels, were adjusted on a linear basis. The following table shows the payout percentages associated with various levels of achievement of corporate EBITDA:

	Payout Percentage
	25% (Threshold)	100% (Target)	138%	200% (Maximum)
Corporate EBITDA (Percentage of Target)	90%	100%	105%	110%

              The following table shows the payout percentages associated with various levels of achievement of corporate operating cash flow:

	Payout Percentage
	0% (Threshold)	100% (Target)	125%	150% (Maximum)
Corporate Operating Cash Flow (Percentage of Target)	90%	100%	105%	110%

              For Mr. Evans, Segment EBITDA and Segment Cash Flow payout percentages were determined by calculating actual achievement against the target amount based on a pre-established scale. Payout percentages for actual performance between the specified threshold, target and maximum levels were adjusted on a linear basis. The following table shows the payout percentages associated with threshold, target and maximum achievement of Segment EBITDA and Segment Cash Flow:

	Payout Percentage
	25% (Threshold)	100% (Target)	200% (Maximum)
Segment EBITDA and Segment Cash Flow (Percentage of Target)	85%	100%	120%

              The maximum payout opportunities for the safety metrics and personal objectives were 150% of target. For the safety metrics, payout percentages for actual achievement between the specified threshold, target and maximum levels were adjusted on a linear basis. The overall safety metric achievement factor equals the sum of each metric's payout percentage multiplied by its weighting.

              For Mr. Brady, acquisition spend and acquisition EBITDA performance were determined by calculating actual achievement against the target amount based on a pre-established scale. The maximum payout opportunities for the acquisition metrics were 150% of target for actual achievement at 110% of target.

              2017 Actual Performance.    Actual results for the 2017 annual incentive plan were certified by the Compensation Committee, as follows, based on the performance goals and funding scales approved in the first quarter of 2017:

	Initial Target	Adjusted Target to Account for 2017 Acquisitions and Hurricane Harvey(1)	Actual Results	Payout Percentage	Weighted Achievement Factor
Corporate EBITDA	$416.3 million	$457.1 million	$457.1 million	100%	50% (Messrs. Hill, Brady, Harris and Rauh)
					20% (Mr. Evans)
Corporate Operating Cash Flow	230.5 million	217.2 million	225.4 million	119%	23.8% (Messrs. Hill, Harris and Rauh)
					11.9% (Mr. Brady)
West Segment EBITDA	182.5 million	211.5 million	223.2 million	127%	50.8%
West Segment Cash Flow	101.4 million	101.4 million	123.9 million	200%	40%

(1)
During 2017, Hurricane Harvey adversely affected our operations not only during the days immediately before and after the storm, but also in the weeks and months after as our customers recovered and reallocated resources in response to damage caused by the storm. As a result, the Compensation Committee determined to adjust certain performance metrics. The following table summarizes the effects of these adjustments on the applicable payout percentages:

	Payout Percentage Without Hurricane Harvey Adjustment	Payout Percentage With Hurricane Harvey Adjustment
Corporate EBITDA	93%	100%(1)
Corporate Operating Cash Flow	109%	119%
West Segment EBITDA	110%	127%
West Segment Cash Flow	170%	200%

(1)
Mr. Evans' Corporate EBITDA metric was not adjusted for Hurricane Harvey.

              The payout percentages for the safety metrics were as follows: corporate safety was 124% of target, resulting in an achievement factor of 12.4% for each NEO other than Mr. Evans; and West Segment safety for Mr. Evans was 72% of target, resulting in an achievement factor of 7.2%. Each of the safety metric targets were set at a challenging level that are consistent with our long-term goals and designed to meet high stockholder expectations.

              Actual annual cash incentive awards are calculated by multiplying each NEO's actual base salary by his target award potential, which was then adjusted by an overall achievement factor based on the combined weighted achievement of the components described above, including an evaluation of each

NEO's personal objectives. The following table summarizes the 2017 bonuses earned based on actual performance, as compared to the target opportunity for each NEO:

	2017 Base Salary	Target Incentive	Overall Achievement Factor as a Percent of Target Award	Annual Cash Incentive Earned
Thomas W. Hill	$826,956	$1,157,739	110%	$1,275,480
Michael J. Brady	425,000	255,000	111%	283,764
Brian J. Harris	550,000	412,500	109%	450,326
M. Shane Evans	420,787	252,472	128%	323,669
Douglas C. Rauh	550,000	412,500	106%	437,951

Long-Term Incentives

On-Going Post-IPO Long-Term Incentives

              The Company maintains the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the "Omnibus Incentive Plan") which allows for grants of equity-based awards in the form of stock options, stock appreciation rights, restricted stock and restricted stock units ("RSUs"), performance units, undivided fractional limited partnership interests in Summit Holdings and other stock-based awards. In 2015, the Compensation Committee determined that the size, structure, and value of the pre-IPO grants were sufficient for 2015 and no additional equity grants were made in 2015 in connection with, or after, our IPO.

              In 2016, the Compensation Committee worked with the Independent Compensation Consultant to develop a competitive long-term incentive grant structure as an on-going public company. The Compensation Committee believes in a balanced approach to long-term incentive compensation, with an emphasis on performance-based compensation. The Compensation Committee determined that a similar structure in 2017 was appropriate.

              Our regular ongoing equity incentives for NEOs in 2017 consisted of a balance of performance units (34%), RSUs (33%) and stock options (33%). In 2018, the Committee determined to eliminate stock options from regular ongoing equity incentive grants. Accordingly, our regular ongoing equity incentives for NEOs in 2018 consisted of a balance of performance units (50%) and RSUs (50%). The Committee uses competitive market data from our annual total compensation study to assist with targeted long-term incentive value. In addition, the Committee considers individual performance, potential future contributions to our business, internal equity and management's recommendations.

Award Type	Weighting	Vesting	Value Tied To
Performance Units	1/3 of total award	Vest at the end of a 3-year period in an amount based on the level of performance achieved	Company three year total shareholder return ("TSR") ranking to the companies that formerly comprised the S&P Building & Construction Select Industry Index , which index was discontinued in 2017; see the section entitled "2018 Enhancements to Our On-Going Long-Term Incentive Structure" for a broader discussion
RSUs	1/3 of total award	Vest over 3 years in equal annual installments on each anniversary of the grant date	Stock price performance
Stock Options	1/3 of total award	Vest over 3 years in equal annual installments on each anniversary of the grant date	Stock price appreciation

Performance Units

              The 2017 performance units focus our executives on the long-term performance of the Company relative to industry peers. The 2017 performance units vest at the end of a three-year performance period, based on our TSR ranking relative to companies that formerly comprised the S&P Building & Construction Select Industry Index ("Relative TSR"), which index was discontinued in 2017, using beginning and ending stock prices based on the trailing 20-day average closing price. The Compensation Committee determined that Relative TSR ranking against an industry index aligns management with stockholder value creation and provides incentive to achieve the Company's long-term strategy.

              The performance period for the performance units granted in February 2017 began on January 1, 2017 and ends on December 31, 2019. Following the completion of the three-year performance period, the Compensation Committee will determine earned amounts based on our Relative TSR ranking versus the companies that formerly comprised the S&P Building & Construction Select Industry Index. This peer group is separate and distinct from the peer group used to evaluate and set NEO compensation levels discussed under "—Compensation Decision Process—Role of Peer Companies and Competitive Market Data." The Relative TSR peer group represents a broader array (approximately 130 companies) of industry peers competing for stockholders and investors and avoids subjectivity as it was independently constructed by Standard & Poor's.

              The 2017 grants will be earned based on the schedule below. Earned amounts will be interpolated on a straight-line basis for performance between the stated percentiles.

Level of Achievement
	Below Threshold	Threshold	Target	Maximum	Cap (if applicable)
Relative TSR Position Achievement Percentage	< 30th percentile 0%	30th percentile 50% of target	50th percentile 100% target	75th percentile 200% of target	Capped at 100% if Company TSR is negative over performance period, regardless of ranking

              See "—Potential Payments Upon Termination or Change in Control" for a description of the potential vesting of the NEOs' equity awards that may occur in connection with certain termination events and a change in control.

              For 2017, the Compensation Committee set the target pay levels and made the grants set forth in the table below.

	2017 Target Long-Term Incentive as % of Base Salary	2017 Target Long- Term Incentive	Performance Units Granted	Restricted Stock Units Granted	Stock Options Granted
Thomas W. Hill	275%	$2,274,129	31,689	30,757	51,261
Michael J. Brady	100%	425,000	5,922	5,748	9,580
Brian J. Harris	155%	852,500	11,879	11,530	19,216
M. Shane Evans	100%	420,787	5,863	5,691	9,485
Douglas C. Rauh	155%	852,500	11,879	11,530	19,216

2018 Enhancements to Our On-Going Long-Term Incentive Structure

              During 2017, the Compensation Committee worked closely with our Independent Compensation Consultant to enhance our long-term incentive structure for our executive officers. The following modifications were approved for the 2018 grant cycle:

  •
  Relative TSR peer group for performance units: The S&P Building & Construction Select Industry Index was discontinued in 2017. Outstanding grants will continue to use the companies comprising that index. For the 2018 grant cycle, the Committee approved a new Relative TSR peer group defined as the Materials and Capital Goods companies (consisting of companies in GICS industry groups 2010 and 1510—, which is the same as the previous peer group), from the S&P 400 Midcap Index. The new Relative TSR peer group consists of approximately 68 companies with similar revenues and market capitalization as the Company.

  •
  Eliminated stock options and increased the weight of performance units and RSUs: The Committee approved the elimination of stock options and increased the weight on performance units and RSUs. The new approach beginning with 2018 equity grants will be 50% performance units and 50% RSUs.

Retirement, Perquisites and Other Benefits

              We have a tax-qualified contributory retirement plan established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The plan covers all U.S. employees, including our NEOs, who are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service (the "IRS"). We provide for matching contributions to the plan, including 100% of pre-tax employee contributions, up to 4% of eligible compensation. Employer contributions vest immediately.

              The Company also offers the members of a select group of management or highly compensated employees, including the NEOs, the opportunity to supplement their retirement savings through the Summit Materials Deferred Compensation Plan (the "DCP"). An eligible participant in the DCP may elect to defer up to 50% of such participant's base salary compensation and up to 100% of such participant's designated discretionary bonus award compensation and annual incentive award compensation. The DCP also permits Company-provided credits to participants' accounts, but no such credits are currently being made. Additional information about the DCP is reflected in "—2017 Non-Qualified Deferred Compensation" below.

              Beginning in 2017, we eliminated substantially all perquisites to our NEOs and senior executives. A one-time salary adjustment was provided to offset the changes.

Change in Control and Severance Arrangements

              On December 15, 2017, the Board, on the recommendation of the Compensation Committee, approved an Executive Severance Plan (the "Severance Plan") in order to standardize severance provisions for certain executive officers that had been governed by separate legacy arrangements. All of our NEOs, other than Mr. Rauh, who left the Company at the end of the 2017, participate in the Severance Plan. In connection with implementing the Severance Plan, all participants in the Severance Plan waived the provisions of any applicable employment agreement that would have applied under the conditions set forth under the Severance Plan. See "Potential Payments Upon Termination or Change in Control" for a description of the Severance Plan.

              Also on December 15, 2017, Mr. Rauh entered into the Agreement and Release in connection with his departure. In recognition of Mr. Rauh's service to the Company, the Agreement and Release provided for the beneficial modification of the terms of Mr. Rauh's outstanding equity awards. The terms of the Agreement and Release are described below under "Potential Payments Upon Termination or Change in Control."

Other Compensation Policies

Stock Ownership Guidelines

              We have established stock ownership guidelines for our CEO, officers reporting to the CEO, and directors. The approved guidelines are as follows:

  •
  CEO: 6x base salary

  •
  Officers reporting to the CEO: 2.5x base salary

  •
  Directors: 3x annual cash retainer

              Participants are expected to comply with the ownership requirements within five years of the later of (x) December 12, 2015 and (y) an appointment to a qualified position. Once the ownership requirements have been satisfied, future declines in share price will not affect compliance so long as the participant holds the number of equity interests he or she had at the time he or she achieved the expected ownership level. As of December 30, 2017, all of our executive officers have met or exceeded the ownership expectations under the guidelines.

              The following components satisfy the ownership guidelines: Equity interests owned directly or indirectly (e.g., by or with a spouse or held in trust for the individual or one or more family members of the individual), equity interests, including LP Units and unvested RSUs, held in qualified or nonqualified savings, profit sharing, or deferred compensation accounts, value of in-the-money spread of shares underlying vested but unexercised stock options and value of in-the-money spread of shares underlying vested but unexercised warrants. Annually, the Compensation Committee monitors participants' compliance with these guidelines.

Incentive Compensation Recoupment ("Clawback") Policy

              Each of the RSU, stock option and performance unit award agreements under the Omnibus Incentive Plan generally provides that if a restrictive covenant violation occurs or the Company discovers after a termination of employment or services that grounds existed for "cause" (as defined in the Omnibus Incentive Plan) at the time thereof, then the participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten business days of the Company's request to the participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the participant received upon the sale or other disposition of, or distributions in respect of, the equity award thereunder and any shares issued in respect thereof (minus, in the case of options, the aggregate cost (if any) of the shares). Without limiting the foregoing, all awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. Our policy will be updated to comply with the SEC's final regulations as part of the Dodd-Frank Act.

Compensation Risk Assessment

              Our governance policies and compensation structure are not reasonably likely to have a material adverse effect on the Company. The Independent Compensation Consultant and management delivered a compensation risk assessment report to the Compensation Committee in 2017. The following features of our program mitigate risk:

The Compensation Committee consults with the Independent Compensation Consultant to assist with annual compensation decisions
The Compensation Committee approves the annual incentive plan's financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned at the end of the fiscal year
The Compensation Committee benchmarks total compensation opportunity for executive positions using multiple survey sources and has discretion over payout calculations and oversight of compensation plans for our executives
We utilize a mix of cash and equity variable incentive programs, with a balanced mix of stock options, RSUs and performance units, which are subject to multi-year vesting
Our performance units payout opportunities are capped at 200% of the target total opportunity
We utilize competitive change-in-control severance programs to help ensure executives continue to work towards our stockholders' best interests in light of potential employment uncertainty
Executive officers are subject to minimum stock ownership guidelines
An incentive clawback policy permits the Company to recoup equity-based compensation paid on the basis of financial results that are subsequently restated

Compensation Tables

Summary Compensation Table

              The following table sets forth the compensation of our NEOs for the fiscal years ended 2017, 2016 and 2015, and their respective titles as of December 30, 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Thomas W. Hill
	2017	826,956	1,735,523	620,771	1,275,480	16,140	4,474,870
President and Chief
Executive Officer, Director	2016	800,000	5,039,389	2,696,940	1,367,520	20,541	9,924,390
	2015	746,750	4,530,452	5,535,004	1,134,127	22,170	11,968,503
Michael J. Brady
	2017	425,000	324,336	116,014	283,764	11,029	1,160,143
Chief Business
Development Officer	2016	382,454	1,405,378	760,073	290,973	11,495	2,850,373
	2015	371,315	1,459,930	1,707,379	271,803	10,975	3,821,402
Brian J. Harris
	2017	550,000	650,591	232,706	450,326	10,400	1,894,023
Chief Financial Officer
	2016	519,045	1,347,477	643,236	469,087	26,261	3,005,106
	2015	503,928	1,334,756	905,740	459,204	24,730	3,228,358
M. Shane Evans
	2017	420,787	321,112	114,863	323,669	14,056	1,194,487
West Division President
Douglas C. Rauh
	2017	550,000	1,264,589	2,177,649	437,951	10,400	4,440,589
Former Chief Operating Officer
	2016	519,045	1,393,123	739,563	469,087	46,163	3,166,981
	2015	503,928	1,113,297	1,150,299	459,204	34,121	3,260,849

(1)
The amounts reported in the Stock Awards column for 2017 reflect the aggregate grant date fair value of stock awards granted in fiscal 2017, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13, Stock-Based Compensation, to our audited consolidated financial statements included in the 2017 Annual Report. The fiscal 2017 awards consist of time-vesting RSUs and performance units. As the performance units vest according to Relative TSR, they are subject to market conditions, and not performance conditions, as defined under ASC 718, and therefore have no maximum grant date fair values that differ from the grant date fair values presented in the table. As described in "Potential Payments Upon Termination or Change in Control—Departure of Douglas C. Rauh," on December 15, 2017, our Board amended the terms of Mr. Rauh's outstanding equity awards. Accordingly, the amount reported in this column for fiscal 2017 for Mr. Rauh includes the incremental fair value computed as of the modification date in accordance with ASC 718 with respect to his modified LP Units, RSUs and performance units, in the amounts of $52,483, $689,465 and $522,641, respectively.
(2)
The amounts reported in the Option Awards column for 2017 reflect the aggregate grant date fair value of the option awards granted in fiscal 2017, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13, Stock-Based Compensation, to our audited consolidated financial statements included in the 2017 Annual Report. As described in "Potential Payments Upon Termination or Change in Control—Departure of Douglas C. Rauh," on December 15, 2017, our Board amended the terms of Mr. Rauh's outstanding equity awards. Accordingly, the amount reported in this column for fiscal 2017 for Mr. Rauh includes the incremental fair value computed as of the modification date in accordance with ASC 718 with respect to his modified Leverage Restoration Options and option awards, in the amounts of $1,802,383 and $375,266, respectively.
(3)
Reflects non-equity incentive plan compensation awards for services rendered during the fiscal year presented. For more information, see "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentives."
(4)
All Other Compensation includes the following items for 2017: (a) amounts contributed by Summit LLC under the Summit Materials, LLC Retirement Plan and (b) payments for term life and/or disability insurance. Amounts contributed to the Summit Materials, LLC Retirement Plan are matching contributions up to 4% of eligible compensation subject to IRS limits and totaled $10,400 for each of the NEOs in 2017. Matching contributions are immediately vested. For more information, see "Compensation Discussion and Analysis—Compensation Elements—Retirement, Perquisites, and Other Benefits." Payments for term life and/or disability insurance in 2017 were as follows: Mr. Hill $5,740; Mr. Brady $629 and Mr. Evans $3,656.

2017 Grants of Plan-Based Awards

              The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in our Summary Compensation Table.

									All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Award Type	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas W. Hill	Annual Cash Incentive	—	18,524	1,157,738	2,026,042	—	—	—	—	—	—	—
	Performance Units	2/28/2017	—	—	—	15,845	31,689	63,378	—	—	—	1,000,739
	RSUs	2/28/2017	—	—	—	—	—	—	30,757	—	—	734,785
	Stock Options	2/28/2017	—	—	—	—	—	—	—	51,261	23.89	620,771
Michael J. Brady	Annual Cash Incentive	—	4,080	255,000	446,250	—	—	—	—	—	—	—
	Performance Units	2/28/2017	—	—	—	2,961	5,922	11,844	—	—	—	187,017
	RSUs	2/28/2017	—	—	—	—	—	—	5,748	—	—	137,320
	Stock Options	2/28/2017	—	—	—	—	—	—	—	9,580	23.89	116,014
Brian J. Harris	Annual Cash Incentive	—	6,600	412,500	721,875	—	—	—	—	—	—	—
	Performance Units	2/28/2017	—	—	—	5,940	11,879	23,758	—	—	—	375,139
	RSUs	2/28/2017	—	—	—	—	—	—	11,530	—	—	275,452
	Stock Options	2/28/2017	—	—	—	—	—	—	—	19,216	23.89	232,706
M. Shane Evans	Annual Cash Incentive	—	4,040	252,472	454,450	—	—	—	—	—	—	—
	Performance Units	2/28/2017	—	—	—	2,932	5,863	11,726	—	—	—	185,154
	RSUs	2/28/2017	—	—	—	—	—	—	5,691	—	—	135,958
	Stock Options	2/28/2017	—	—	—	—	—	—	—	9,485	23.89	114,863
Douglas C. Rauh	Annual Cash Incentive	—	6,600	412,500	721,875	—	—	—	—	—	—	—
	Performance Units	2/28/2017	—	—	—	5,940	11,879	23,758	—	—	—	375,139
	RSUs	2/28/2017	—	—	—	—	—	—	11,530	—	—	275,452
	Stock Options	2/28/2017	—	—	—	—	—	—	—	19,216	23.89	232,706
	Modified Awards:
	Pre-IPO LP Units	12/15/2017	—	—	—	—	—	—	1,742	—	—	52,483
	Pre-IPO Leverage Restoration Options	12/15/2017	—	—	—	—	—	—	—	147,805	18.00	1,802,383
	Performance Units	12/15/2017	—	—	—	7,829	15,657	31,314	—	—	—	522,641
	RSUs	12/15/2017	—	—	—	—	—	—	11,530	—	—	689,465
	Stock Options	12/15/2017	—	—	—	—	—	—	—	19,216	23.89	375,266

(1)
Reflects the possible payouts of cash incentive compensation under the Non-Equity Incentive Plan. Amounts reported in the "Threshold" column assume that there is no payout under the EBITDA, cash flow or personal objectives components of the annual cash incentive program and that each NEO only earns the minimum payout for the one safety metric that has been assigned the lowest weighting. The actual amounts paid are described in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."
(2)
Reflects the performance units granted in 2017, which have a three-year performance period ending December 31, 2019, and vest based on Relative TSR. Threshold assumes that 50% of the total performance units awarded vest and maximum assumes that 200% of the total performance units awarded vest. The amounts reported under "Modified Awards" for Mr. Rauh reflect his performance units that were modified on December 15, 2017 and remain outstanding as described in "Potential Payments Upon Termination or Change in Control—Departure of Douglas C. Rauh."
(3)
December 15, 2017 is the date that Mr. Rauh's LP Units, Leverage Restoration Operations, Performance Units, RSUs and Stock Options were modified as described in "Potential Payments Upon Termination or Change in Control—Departure of Douglas C. Rauh."
(4)
Reflects the RSUs granted in 2017 and the amounts reported under "Modified Awards" reflect Mr. Rauh's RSUs that were modified on December 15, 2017 as described in "Potential Payments Upon Termination or Change in Control—Departure of Douglas C. Rauh."
(5)
Reflects stock options granted in 2017 and the amounts reported under "Modified Awards" reflect Mr. Rauh's Leverage Restoration Options and stock options that were modified on December 15, 2017 as described in "Potential Payments Upon Termination or Change in Control—Departure of Douglas C. Rauh."
(6)
Represents the grant date fair value of the performance units, RSUs and stock options granted in 2017 and the incremental fair value computed as of the modification date in connection with ASC 718 with respect to Mr. Rauh's LP Units, Leverage Restoration Operations, Performance Units, RSUs and Stock Options that were modified on December 15, 2017. The assumptions applied in determining the fair value of the awards are discussed in Note 13, Stock-Based Compensation, to our audited consolidated financial statements included in the 2017 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

              Messrs. Hill and Harris each have employment agreements and Messrs. Brady and Evans have signed offers of employment. Their employment agreements and offers of employment provide for base salary subject to annual adjustment by the Board, an annual incentive award, participation in Company-sponsored broad-based and executive benefit plans and such other compensation as may be approved by the Board. In connection with implementing the Severance Plan, Messrs. Hill and Harris waived the provisions in their employment agreements that would have applied under the conditions set forth in the Severance Plan, other than any provisions in their employment agreements which were intended to survive the termination of such employment agreements.

Pre-IPO Long-Term Incentive Awards

              Prior to the Company's IPO in March 2015, the equity-based long-term incentive program consisted of Class D interests. In connection with the Company's IPO in March 2015, the limited partnership agreement of Summit Holdings was amended and restated to, among other things, modify its capital structure by creating LP Units (the "Reclassification"). Immediately following the Reclassification, 69,007,297 LP Units were outstanding, which were reclassified from previously issued Class A-1, Class B-1, Class C, Class D-1 and Class D-2 interests. The Class A-1, Class B-1 and Class C interests, which were issued in respect of pre-IPO investments and not related to employee compensation, were fully vested as of the Reclassification. A portion, but not all, of the Class D-1 interests were vested, and none of the Class D-2 interests were vested. Accordingly, vested and unvested Class D interests were converted into vested and unvested LP Units, respectively. The vesting terms were substantially similar to those applicable to the unvested Class D interests immediately prior to the Reclassification. As of their respective grant date, approximately half of the Class D-1 interests were time-vesting interests and approximately half of the D-1 interests and all of the D-2 interests were performance-vesting interests.

              In addition, in substitution for part of the economic benefit of the Class C and Class D interests that was not reflected in the conversion of such interests to LP Units, warrants were issued to holders of Class C interests to purchase an aggregate of 160,333 shares of Class A Common Stock, and options were issued to holders of Class D interests to purchase an aggregate of 4,358,842 shares of Class A Common Stock ("Leverage Restoration Options"). The exercise price of the warrants and Leverage Restoration Options was the IPO price of $18.00 per share. The Leverage Restoration Options were granted under the Omnibus Incentive Plan. All Leverage Restoration Options vest over four years at a rate of 25% of the award on each of the first four anniversaries of the Reclassification, subject to the employee's continued employment through the applicable vesting date. The Leverage Restoration Options that correlated to performance-vesting interests vested only if both the relevant return multiple was achieved and the four year time-vesting condition was satisfied.

              On August 9, 2016, our Board upon the recommendation of the Compensation Committee, determined that it was in the best interest of the Company and its stockholders to remove the 3.00 times investment return condition on the approximately 23% remaining pre-IPO performance-vesting LP Units and Leverage Restoration Options. As a result, all pre-IPO performance-vesting LP Units are now fully vested and the performance-vesting Leverage Restoration Options continue to be subject to the same four-year time vesting condition as the time-vesting Leverage Restoration Options.

              In 2018, a sub-committee of the Compensation Committee consisting of members that do not hold LP Units (the "Sub-Committee") determined that the administrative burden and costs associated with the monthly vesting of the remaining time-vesting LP Units outweighed any remaining retention incentive associated with the awards. As a result, the Sub-Committee determined it was appropriate to accelerate the vesting of all the remaining time-vesting LP Units held by our employees. The incremental fair value computed in accordance with FASB ASC Topic 718 with respect to this modification for each of the NEOs was not material.

              All outstanding equity grants associated with the Reclassification are summarized in the table titled "Outstanding Equity Awards at 2017 Fiscal Year-End."

Outstanding Equity Awards at 2017 Fiscal Year-End

              A summary of the outstanding equity awards for each NEO as of December 30, 2017 is as follows:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Thomas W. Hill	3/11/15	293,055(3)	643,059	—	18.00	3/11/25	—	—	—	—
	3/11/15	29,463(4)	—	—	18.00	3/11/25	—	—	—	—
	2/24/16	23,980(6)	47,958	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	28,763(7)	904,309	—	—
	2/24/16	—	—	—	—	—	—	—	44,452(8)	1,397,571
	2/28/17	—	51,261(6)	—	23.89	2/28/27	—	—	—	—
	2/28/17	—	—	—	—	—	30,757(7)	967,000	—	—
	2/28/17	—	—	—	—	—	—	—	63,378(9)	1,992,604
Michael J. Brady	3/11/15	203,536(3)	203,536		18.00	3/11/25	—	—	—	—
	3/11/15	6,852(4)	—	—	18.00	3/11/25	—	—	—	—
	3/11/15	—	—	—	—	—	1,655(5)	52,033	—	—
	2/24/16	4,500(6)	8,998	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	5,397(7)	169,682	—	—
	2/24/16	—	—	—	—	—	—	—	8,341 (8)	262,241
	2/28/17	—	9,580(6)	—	23.89	2/28/27	—	—	—	—
	2/28/17	—	—	—	—	—	5,748(7)	180,717	—	—
	2/28/17	—	—	—	—	—	—	—	11,844(9)	372,375
Brian J. Harris	3/11/15	116,380(3)	116,380	—	18.00	3/11/25	—	—	—	—
	3/11/15	—	—	—	—	—	19,978(5)	628,108	—	—
	2/24/16	9,465(6)	18,930	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	11,353(7)	356,938	—	—
	2/24/16	—	—	—	—	—	—	—	17,546(8)	551,646
	2/28/17	—	19,216(6)	—	23.89	2/28/27	—	—	—	—
	2/28/17	—	—	—	—	—	11,530(7)	362,503	—	—
	2/28/17	—	—	—	—	—	—	—	23,758(9)	746,952
M. Shane Evans	3/11/15	116,241(3)	123,443	—	18.00	3/11/25	—	—	—	—
	3/11/15	—	—	—	—	—	993(5)	31,220	—	—
	2/24/16	4,718(6)	9,436	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	5,659(7)	177,919	—	—
	2/24/16	—	—	—	—	—	—	—	8,756(8)	275,289
	2/28/17	—	9,485(6)	—	23.89	2/28/27	—	—	—	—
	2/28/17	—	—	—	—	—	5,691(7)	178,925	—	—
	2/28/17	—	—	—	—	—	—	—	11,726(9)	368,665
Douglas C. Rauh(10)	3/11/15	—	147,805(3)		18.00	3/11/25	—	—	—	—
	3/11/15	—	—	—	—	—	1,742(5)	54,768	—	—
	2/24/16	—	18,930(6)	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	11,353(7)	356,938	—	—
	2/24/16	—	—	—	—	—	—	—	17,546(8)	551,646
	2/28/17	—	19,216(6)	—	23.89	2/28/27	—	—	—	—
	2/28/17	—	—	—	—	—	11,530(7)	362,503	—	—
	2/28/17	—	—	—	—	—	—	—	23,758(9)	746,952

(1)
Reflects the expiration date of the Leverage Restoration Options and stock options, which is ten years from the date of grant. The warrants expire on the tenth anniversary of the pricing of the Company's IPO. See "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Pre-IPO Long-Term Incentive Awards" for a description of these equity awards.
(2)
Amounts reported are based on the closing price of our Class A Common Stock on December 29, 2017 ($31.44), the last trading day of the fiscal year.

(3)
Reflects Leverage Restoration Options that vest over four years at a rate of 25% of the award on each of the first four anniversaries of the Reclassification, subject to the employee's continued employment through the applicable vesting date.
(4)
Reflects warrants issued in connection with the Reclassification as described in "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Pre-IPO Long-Term Incentive Awards." The warrants became exercisable on March 17, 2016.
(5)
Reflects time-vesting LP Units, 20% of which vest on the first anniversary of the legacy Class D-1 interests' grant date and the remaining 80% vest monthly over the four years following the first anniversary. As described in "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Pre-IPO Long-Term Incentive Awards," all time-vesting LP Units are now fully vested.
(6)
Reflects stock options which vest over three years in equal annual installments on the anniversary of the grant date.
(7)
Reflects RSUs which vest over three years in equal annual installments on the anniversary of the grant date.
(8)
Reflects performance units which vest according to Relative TSR at the end of a three-year performance period. In the table above, the number and market value of units that vest based on Relative TSR reflect target performance, because actual performance during the performance periods that have elapsed through December 30, 2017 was between threshold and target. The actual numbers of shares that will be distributed with respect to the 2016 performance units are not yet determinable.
(9)
Reflects performance units which vest according to Relative TSR at the end of a three-year performance period. In the table above, the number and market value of units that vest based on Relative TSR reflect maximum performance, because actual performance during the performance periods that have elapsed through December 30, 2017 was between target and maximum. The actual numbers of shares that will be distributed with respect to the 2017 performance units are not yet determinable.
(10)
As described in "Potential Payments Upon Termination or Change in Control—Departure of Douglas C. Rauh," on December 15, 2017, our Board amended the terms of Mr. Rauh's outstanding equity awards.

2017 Option Exercises and Stock Vested

              The following table provides information regarding the amounts recognized by our NEOs upon the exercise of stock options and the vesting of stock awards during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Thomas W. Hill	350,000	3,825,500	14,382	336,826
Michael J. Brady	—	—	3,940	97,818
Brian J. Harris	—	—	29,647	801,081
M. Shane Evans	7,200	69,120	3,575	87,047
Douglas C. Rauh	157,268	1,683,945	6,983	169,393

(1)
Represents Leverage Restoration Options and stock options.
(2)
The value realized on exercise is based on the closing market price of our Class A common stock on the applicable exercise date minus the exercise price of the option.
(3)
Represents time-vesting LP Units and RSUs.
(4)
The value realized on vesting is based on the closing market price of our Class A common stock on the applicable vesting date.

2017 Non-Qualified Deferred Compensation

              The following table provides information regarding contributions, earnings and balances for our NEOs with respect to our DCP, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Thomas W. Hill	273,504	—	50,836	—	324,340
Brian J. Harris	275,000	—	64,515	—	520,283

(1)
These amounts are also reported in the "Salary" column for 2017 in the "Summary Compensation Table."
(2)
Amounts in this column are not reported as compensation for fiscal 2017 in the "Summary Compensation Table" since they do not reflect above-market or preferential earnings.
(3)
Mr. Hill commenced participation in the DCP in fiscal 2017 and therefore no amounts in this column have previously been reported in the "Summary Compensation Table." Mr. Harris commenced participation in the DCP in fiscal 2016 and $173,015 was previously reported in the "Salary" column for 2016 with respect to Mr. Harris in the "Summary Compensation Table."

              Pursuant to the DCP, an eligible participant may elect to defer up to 50% of such participant's base salary compensation (in 5% increments) and up to 100% of such participant's designated discretionary bonus award compensation and annual incentive award compensation (in 5% increments). Deferral elections are generally made by participants prior to the close of the taxable year preceding the taxable year for which the applicable compensation is earned. The DCP also permits Company-provided credits to participants' accounts, but no such credits are currently being made. Participants are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the DCP and may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used solely to measure the amounts of investment earnings or losses that will be credited or debited to the participants' accounts on the Company's books and records. Investment funds are valued each day that the NYSE is open for trading. Participant deferrals under the DCP and the earnings thereon are always 100% vested.

              The table below shows the funds in which our NEOs invested during 2017, and their rate of return from January 1, 2017 through December 31, 2017.

Name of Investment Fund	Rate of Return %
Alger Capital Appreciation Z	31.69%
American Funds New World R6	33.06%
Columbia Dividend Income Y	20.95%
Fidelity Advisor International Discv Z	31.88%
Janus Henderson Triton N	27.24%
Undiscovered Managers Behavioral Val R6	13.53%
Vanguard 500 Index Investor	21.67%
Vanguard Mid Cap Index Investor	19.12%
Vanguard Small Cap Index Fund	16.10%

              A DCP participant may elect, at the time of such participant's deferral elections, to receive benefit distributions upon (i) separation from service with the Company or (ii) following the earlier of (a) a specified date that occurs no earlier than at least three years from the end of the calendar year in which the deferred compensation is credited or (b) separation from service with the Company. Additionally, a DCP participant may elect, at the time of such participant's deferral elections, to receive benefit distributions in the form of (i) a single lump sum payment or (ii) for distributions following retirement, annual installments with an installment term of between two and 15 years. A participant may elect to change the benefit distribution date and/or form under certain circumstances specified in the DCP. In addition, in the event of certain unforeseeable emergencies, a participant may apply for immediate distribution in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution. In the event of a participant's death or disability, the entire value of such participant's account will be distributed in a single lump sum.

Potential Payments Upon Termination or Change in Control

Executive Severance Plan

              The Board, upon the recommendation of the Compensation Committee, adopted the Severance Plan in December 2017, which provides severance benefits to certain executive officers of the Company and its affiliates in the event that an eligible employee experiences a termination of employment by the Company without "cause" (and other than due to death or disability) or by the employee as a result of a "constructive termination" (as such terms are defined in the Severance Plan) (each, a "Qualifying Termination"). In the event that a Qualifying Termination occurs during the two-year period beginning on the date of a change in control (each such termination, a "Qualifying Change in Control Termination"), the Severance Plan provides enhanced severance benefits. In connection with implementing the Severance Plan, all participants in the Severance Plan waived the provisions of any applicable employment agreement that would have applied under the conditions set forth under the Severance Plan, other than any provisions in such employment agreements which were intended to survive the termination of such employment agreement.

              Each participant in the Severance Plan (a "Participant") is designated as a Tier 1 Participant or Tier 2 Participant. Tier 1 Participants are limited to the Chief Executive Officer. Tier 2 Participants are limited to Executive Vice Presidents. Accordingly, Mr. Hill is a Tier 1 Participant and Messrs. Brady, Harris and Evans are each Tier 2 Participants.

              In the event of a Qualifying Termination, Participants are provided with the following payments and benefits:

  •
  a pro-rata payment representing the amount otherwise payable under the annual bonus program for the fiscal year in which termination of the Participant's employment occurs, based on actual performance and payable concurrently with cash bonus payments to other employees (but in all events on or about March 15 of the immediately following fiscal year) (a "Pro-Rata Bonus"), and to the extent not previously paid, the amount otherwise payable under the annual bonus program for the immediately preceding fiscal year, payable concurrently with cash bonus payments to other employees (a "Prior Year Bonus");

  •
  a cash payment of (i) for a Tier 1 Participant, 2.5 times the Participant's annual base salary, payable over a period of 30 months, and (ii) for a Tier 2 Participant, 2 times the Participant's annual base salary, payable over a period of 24 months; and

  •
  a cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the life, health, dental and disability benefit programs of the Company in which the Participant participated as of the date of termination, payable monthly in accordance with the Company's payroll practices, (i) for a Tier 1 Participant, for up to 30 months, and (ii) for a Tier 2 Participant, for up to 24 months (the "COBRA Benefits").

              In the event of a Qualifying Change in Control Termination, Participants are provided with the following payments and benefits:

  •
  a Pro-Rata Bonus, and, if applicable, a Prior Year Bonus;

  •
  a cash payment of (i) for a Tier 1 Participant, 2.5 times the sum of the Participant's annual base salary and target annual bonus, and (ii) for a Tier 2 Participant, 2 times the sum of the Participant's annual base salary and target annual bonus, in each case of (i) and (ii), payable in a lump sum no later than the 60th day following the date of termination; and

  •
  the COBRA Benefits.

              The payments and benefits provided under the Severance Plan are subject to each Participant's execution and delivery of a release of claims and each Participant's compliance with non-competition, non-disparagement, non-solicitation and confidentiality covenants applicable pursuant to each Participant's Participation Notice and Agreement under the Severance Plan. The non-disparagement and confidentiality covenants each have an indefinite term and the non-competition and non-solicitation covenants each have a term of 12 months following the Participant's date of termination (18 months for Mr. Hill). Additionally, the Severance Plan provides that if a Participant is subject to an excise tax under Section 4999 of the Code, then the payments and benefits the Participant receives may be reduced so that the excise tax does not apply; however, such reduction will only occur if it results in the receipt of a greater after-tax severance than would otherwise be provided.

Treatment of Long-Term Incentive Awards Upon Termination or Change in Control

              Each of the RSUs, stock options and performance units granted in 2017 is subject to restrictive covenants related to post-employment (i) employee, client and consultant non-solicitation and (ii) non-competition, in each case for 12 months following any termination of employment and indefinite covenants covering confidentiality and non-disparagement (participant only). Further, the equity awards and all proceeds therefrom are generally subject to the Company's clawback policy, as in effect from time to time, to the extent the participant is a director or "officer" as defined under Rule 16a-1(f) of the

Exchange Act. Additional provisions regarding the treatment of the equity awards upon a termination of employment are outlined in the table below.

Award Type	Termination or Change in Control Provisions

Stock Options

•

Death or Disability:    Unvested portion will immediately vest; vested stock options remain exercisable for one year thereafter.(1)

•

Retirement(2):    Unvested portion will continue to vest according to the original vesting schedule; vested stock options remain exercisable for five years after the later of (i) the termination date and (ii) the date the option becomes vested and exercisable.

•

Constructive Termination(3) / By the Company Without Cause:    Prorated portion of the number of options that would otherwise vest on the next applicable vesting date will immediately vest(4); vested stock options remain exercisable for three months thereafter.

•

Change in Control:    Accelerated only if (i) not continued, converted, assumed, or replaced by the Company or successor entity or (ii) employment is terminated by the Company or successor entity without cause or by the participant as a result of a "constructive termination" during the two-year period following a change in control; vested stock options remain exercisable for three months thereafter.

•

By the Company For Cause / by Participant When Grounds for Cause Exist:    Vested and unvested portions are forfeited.

RSUs

•

Death or Disability:    Unvested portion will immediately vest.

•

Retirement:    Unvested portion will continue to vest according to the original vesting schedule.

•

Constructive Termination / By the Company Without Cause:    Prorated portion of the number of RSUs that would otherwise vest on the next applicable vesting date will immediately vest.

•

Change in Control:    Accelerated only if (i) not continued, converted, assumed, or replaced by the Company or successor entity or (ii) employment is terminated by the Company or successor entity without cause or by the participant as a result of a "constructive termination" during the two-year period following a change in control.

•

By the Company For Cause:    Vested and unvested portions are forfeited.

Award Type	Termination or Change in Control Provisions

Performance Units

•

Death or Disability(5):    Prorated portion will vest at the end of the performance period, based on actual performance.

•

Retirement:    Prorated portion will vest at the end of the performance period, based on actual performance.

•

Constructive Termination / By the Company Without Cause:    Prorated portion will vest at the end of the performance period, based on actual performance.

•

Change in Control:    (i) Full vesting at target only if not continued, converted, assumed, or replaced by the Company or successor entity and (ii) pro-rata vesting at target if employment is terminated by the Company or successor entity without cause or by the participant as a result of a "constructive termination" during the two-year period following a change in control.

•

By the Company For Cause:    Vested and unvested portions are forfeited.

Pre-IPO Leverage Restoration Options

•

Death or Disability:    Unvested portion is forfeited; vested stock options remain exercisable for one year thereafter.

•

Retirement:    Unvested portion is forfeited; vested stock options remain exercisable for three months thereafter.

•

Constructive Termination / By the Company Without Cause:    Unvested portion is forfeited; vested stock options remain exercisable for three months thereafter.

•

Change in Control:    Unvested portion will immediately vest.

•

By the Company For Cause / by Participant When Grounds for Cause Exist:    Vested and unvested portions are forfeited.

Pre-IPO LP Units

•

Death or Disability:    Unvested portion is forfeited.

•

Retirement:    Unvested portion is forfeited.

•

Constructive Termination / By the Company Without Cause:    Unvested portion is forfeited.

•

Change in Control:    Unvested portion will immediately vest.

•

By the Company For Cause:    Unvested portion is forfeited.

(1)
Stock options do not remain exercisable past the original expiration date. In addition, the exercisability period expires immediately upon the occurrence of a "restrictive covenant violation" (as defined in the award agreement).
(2)
"Retirement" is generally defined in the equity awards as termination of employment, other than for cause or while grounds for cause exist, and other than due to the participant's death or disability, following the date on which (i) the participant attains age 62 and (ii) the number of completed years of employment with the Company and its affiliates is at least five. For stock options and RSUs, continuation of vesting after termination of employment is subject to the non-occurrence of a "restrictive covenant violation."
(3)
"Constructive termination" is generally defined in the equity awards as (i) having the meaning set forth in any employment agreement entered into by and between the participant and the Company or an affiliate, or (ii) if no such agreement exists, any of the following, without the participant's prior written consent: (a) a material reduction in base salary or, to the extent applicable, target bonus opportunity (other than in connection with an across-the-board reduction in compensation of similarly-situated employees of, on an individual-by-individual basis, less than 10%), (b) a material diminution of authority, duties, or responsibilities, (c) a relocation of the participant's primary place of business by more than 50 miles from its then-current location, or (d) any material breach by the Company of any written agreement relating to the participant's compensation (including any equity awards). "Constructive termination" provisions are limited to the Chief Executive Officer and his direct reports.
(4)
Prorated based on the number of days in the applicable year or in the performance period, as applicable, that have elapsed prior to termination of employment.
(5)
Vesting of the prorated portion at the end of the performance period is subject to the non-occurrence of a "restrictive covenant violation," in the case of each applicable termination scenario.

Termination Benefits Table

              The following table describes the potential payments and benefits under the Company's Severance Plan and equity award agreements to which the NEOs would have been entitled assuming an eligible termination of employment or change in control occurred on December 29, 2017, the last business day of fiscal 2017. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described above under "Executive Severance Plan" and "Treatment of Long-Term Incentive Awards Upon Termination or Change in Control."

              The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of vested plan balances under our 401(k) savings plans.

				Acceleration of Long-Term Incentive Awards
Named Executive Officer	Cash Severance Payment ($)(1)	Pro-rata Bonus ($)(2)	COBRA Benefit ($)(3)	Pre-IPO LP Units ($)	Pre-IPO Leverage Restoration Options ($)	RSUs ($)	Stock Options ($)	Performance Units ($)(4)	Total
Thomas W. Hill
Qualifying Termination	2,067,390	1,275,480	57,071	—	—	645,406	394,654	—	5,570,823
Qualifying Change in Control Termination	4,961,738	1,275,480	57,071	—	8,642,713	1,871,309	1,076,177	2,393,873	20,278,361
Change in Control	—	—	—	—	8,642,713	1,871,309	1,076,177	2,393,873	13,984,072
Termination Upon Death or Disability(5)	—	—	—	—	—	1,871,309	1,076,177	—	4,078,308
Michael J. Brady
Qualifying Termination	850,000	283,764	45,657	—	—	120,900	73,967	—	1,586,265
Qualifying Change in Control Termination	1,360,000	283,764	45,657	—	2,735,524	350,399	201,630	448,429	5,425,403
Change in Control	—	—	—	—	2,735,524	350,399	201,630	448,429	3,735,982
Termination Upon Death or Disability(5)	—	—	—	—	—	350,399	201,630	—	764,006
Brian J. Harris
Qualifying Termination	1,100,000	450,326	37,821	—	—	249,420	153,644	—	2,432,071
Qualifying Change in Control Termination	1,925,000	450,326	37,821	—	1,564,147	719,442	417,105	925,122	6,038,963
Change in Control	—	—	—	—	1,564,147	719,442	417,105	925,122	3,625,816
Termination Upon Death or Disability(5)	—	—	—	—	—	719,442	417,105	—	1,577,407
M. Shane Evans
Qualifying Termination	841,574	323,669	45,657	—	—	123,834	76,390	—	1,630,348
Qualifying Change in Control Termination	1,346,518	323,669	45,657	—	1,659,074	356,844	207,207	459,276	4,398,245
Change in Control	—	—	—	—	1,659,074	356,844	207,207	459,276	2,682,401
Termination Upon Death or Disability(5)	—	—	—	—	—	356,844	207,207	—	783,275

(1)
In the event of a "constructive termination" or termination by the Company without "cause" (each term as defined in the Severance Plan), the cash severance payment includes the following:
•
Mr. Hill – a cash payment of 2.5 times his annual base salary, payable over a period of 30 months.
•
Messrs. Brady, Harris and Evans – a cash payment of 2 times each NEO's annual base salary, payable over a period of 24 months.

In the event of a constructive termination or termination by the Company without cause during the two-year period beginning on the date of a change in control of the Company, the cash severance payment includes the following:

•
Mr. Hill – a cash payment payable in a lump sum no later than the 60th day following the date of termination equal to 2.5 times the sum of his annual base salary and target annual bonus for 2017.
•
Messrs. Brady, Harris and Evans – a cash payment payable in a lump sum no later than the 60th day following the date of termination equal to 2 times the sum of each NEOs annual base salary and target annual bonus for 2017.
(2)
Pro-rata bonus represents the amount otherwise payable under the annual bonus program for the fiscal year in which termination of the Participant's employment occurs, based on actual performance and payable concurrently with cash bonus payments to other employees (but in all events prior to March 15 of the immediately following fiscal year).

(3)
COBRA benefit represents a cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the life, health, dental and disability benefit programs of the Company in which the NEO participated as of the date of termination, payable monthly in accordance with the Company's payroll practices. The terms of these payments are the following:
•
Mr. Hill – for up to 30 months.
•
Messrs. Brady, Harris and Evans – for up to 24 months.
(4)
In the event of a Qualifying Change in Control Termination or a Change in Control, the amount reported assumes performance units are not continued, converted, assumed, or replaced by the Company or successor entity and therefore reflects full vesting at target.
(5)
In the event of the death of Messrs. Hill and Evans, in addition to amounts reported in the table above, Messrs. Hill and Evans will receive benefits from third-party payors under our employer-paid premium life insurance plans. If such benefits were triggered for Messrs. Hill and Evans on December 29, 2017 under our life insurance plans the legally designated beneficiary(ies) of Messrs. Hill and Evans would have received $1,500,000 and $952,000, respectively.

Departure of Douglas C. Rauh

              In connection with the departure of Douglas C. Rauh, effective December 30, 2017, Mr. Rauh entered into the Agreement and Release with Summit Holdings and, solely for certain purposes specified therein, the Company, which provided for the following:

  •
  the payment of $1,100,000, payable in regular installments in accordance with Summit Holdings' normal payroll practices through December 31, 2019, representing 2 times his base salary for 2017;

  •
  the payment of $437,951, payable in accordance with Summit Holdings' normal payroll practices for annual bonuses, without regard to his departure date, representing his annual bonus with respect to fiscal year 2017;

  •
  monthly COBRA health continuation coverage premiums for up to 24 months following his departure date having an aggregate value equal to $28,872;

  •
  continued vesting of all outstanding unvested equity awards other than his performance units through the end of the Rauh Consulting Term (defined below); and

  •
  accelerated vesting, as of the last day of the Rauh Consulting Term, of all outstanding unvested equity awards other than his performance units, so long as the Rauh Consulting Term has not been voluntarily terminated by Mr. Rauh. Any accelerated options will not be exercisable prior to the date such options would have otherwise vested in accordance with the terms of the original award agreement, and will be exercisable for 90 days after such date, after which such options will be forfeited. A prorated portion of Mr. Rauh's outstanding performance units will remain eligible to vest at the end of the performance period in accordance with their terms, based on actual performance.

              The payments and benefits provided for in the Agreement and Release were subject to Mr. Rauh's execution and delivery of a release of claims and his continued compliance with the non-competition, non-disparagement, non-solicitation and confidentiality covenants contained in his employment agreement. The non-disparagement and confidentiality covenants each have an indefinite term and the non-competition and non-solicitation covenants each have a term of 12 months following Mr. Rauh's departure.

              Additionally, pursuant to the Agreement and Release, beginning on January 1, 2018, Mr. Rauh agreed to provide Summit Holdings with consulting services on a month-to-month basis, unless terminated earlier by either party with 10 business days' prior written notice (such applicable term, the "Rauh Consulting Term"). During the Rauh Consulting Term, Mr. Rauh will be entitled to (i) a monthly consulting fee of $15,000 and (ii) reimbursement of reasonable business expenses and wireless internet and cellular phone expenses incurred by Mr. Rauh in connection with his consulting services.

CEO Pay Ratio

              The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

              We determined that as of December 5, 2017, our total number of full- and part-time U.S. employees was 5,642 and non-U.S. employees was 265. We chose not to exclude any countries as permitted by SEC regulations, which resulted in 5,907 employees included in the calculation.

              To determine our median employee pay, we chose taxable wages as our consistently applied compensation measure. We then calculated an annual taxable wage for each employee, annualizing pay for those full-time or part-time permanent employees who commenced work during 2017 or who were on leave for a portion of 2017. We used a valid statistical sampling method to identify the group of employees within a 5% range of the estimated median level of taxable wages for our employee population. The historical compensation of this group was then analyzed to identify a median employee whose annual total compensation was reasonably representative of the median annual total compensation in respect of 2017 and was also reasonably likely to remain representative of the median in future years. After identifying the median employee, we calculated the median employee's annual total compensation in accordance with the requirements of the Summary Compensation Table. For 2017, the median employee's annual total compensation was $56,523 and the annual total compensation of our CEO was $4,490,470, which amount varies from his total compensation amount as reflected in the Summary Compensation Table because each of these amounts includes the value of non-discriminatory employer paid health benefits. Accordingly, for 2017, the ratio of CEO pay to median employee pay was 79:1.

              This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on such employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation

              Prior to 2017, we only paid compensation to directors who were not employed by us or Blackstone. Following the November 2016 secondary offering of Blackstone's shares of our Class A Common Stock, Blackstone ceased to hold any LP Units or shares of our Class A Common Stock. In connection with Blackstone's exit, the Board determined it was appropriate to begin paying compensation to directors who are employed by Blackstone, commencing with fiscal 2017.

              In 2017, all of the Company's non-employee directors (other than Ms. Julia Kahr) received annual cash compensation of $100,009. Ms. Kahr received cash compensation of $16,667 for her service prior to her resignation from the Board effective February 28, 2017. The chairperson of the Board received an additional $150,000 in cash compensation and the respective chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (unless such chairperson is also the chairperson of the Board) receive an additional $15,000, $10,000 and $10,000, respectively. Directors who were not employed by us may also receive compensation, from time to time, for service on any special committees of the Board. We reimburse our directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

              In addition, during 2017, all of the Company's non-employee directors (other than Ms. Kahr) received an annual award of RSUs valued at $99,991. A grant of 4,098 RSUs was made to each of Messrs. Lance, Cantie, Gardner, Murphy, Simpkins, and Wunning and Ms. Wade, on February 28, 2017. The RSUs were granted under the Omnibus Incentive Plan, and the terms thereof are outlined in the table below. Further, the RSU awards are subject to the Company's clawback policy, as in effect from time to time.

Award Type	Vesting	Termination or Change in Control Provisions
RSUs	Vest on the first anniversary of the date of grant

•

Death or Disability / By the Company Without Cause:    Unvested portion will immediately vest.

•

Retirement(1) / Declining to Stand for Re-election to Our Board(2):    Prorated portion immediately vests; settled at such time as would have been settled according to the original vesting schedule.

•

Change in Control:    Accelerated only if not continued, converted, assumed or replaced by the Company or successor entity.

•

By the Company For Cause:    Vested and unvested portions are forfeited.

(1)
"Retirement" is defined in the director form of RSU award agreement as a director's resignation from service on our Board (other than due to death or disability or termination by the Company without cause) prior to the expiration of such director's term and on or after the date such director attains age 70.
(2)
In each case, as of or after the regular annual meeting of stockholders for the calendar year which includes the date of grant.

Director Compensation Table

              The table below summarizes the compensation paid to non-employee directors for the year ended December 30, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total Compensation
Howard L. Lance(3)	$250,009	$99,991	$—	$350,000
Joseph S. Cantie	100,009	99,991	—	200,000
Ted A. Gardner	100,009	99,991	—	200,000
John R. Murphy	115,009	99,991	—	215,000
Neil P. Simpkins	110,009	99,991	—	210,000
Anne K. Wade	100,009	99,991	—	200,000
Steven H. Wunning	100,009	99,991	—	200,000
Julia C. Kahr(4)	16,667	—	—	16,667

(1)
The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted in fiscal 2017, computed in accordance with ASC 718, utilizing the assumptions discussed in Note 13, Stock-Based Compensation, to our audited consolidated financial statements included in the 2017 Annual Report. As of December 30, 2017, the aggregate number of unvested RSUs held by our directors was as follows: Mr. Lance, 4,098 RSUs; Mr. Cantie, 4,098 RSUs; Mr. Gardner, 4,098 RSUs; Mr. Murphy, 4,098 RSUs; Mr. Simpkins, 4,098 RSUs; Ms. Wade, 4,098 RSUs; and Mr. Wunning, 4,098 RSUs. As of December 30, 2017, Mr. Lance held 44,296 unvested LP Units. Time-vesting LP Units held by our directors vest 20% on the first anniversary of the legacy Class D 1 interests' grant date and the remaining 80% vest monthly over the four years following the first anniversary.
(2)
We did not make any option awards to directors in fiscal 2017. As of December 30, 2017, Messrs. Lance and Murphy held 246,611 and 10,220 time-vesting Leverage Restoration Options, respectively. Time-vesting Leverage Restoration Options held by our directors have the same vesting terms as those held by our NEOs and described in "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Pre-IPO Long-Term Incentive Awards." As of December 30, 2017, a limited liability company controlled by Mr. Gardner held 27,408 warrants, which became exercisable on March 17, 2016.
(3)
Since Mr. Lance is the chairperson of the Board, he does not receive additional fees for his service as chairperson of the Nominating and Corporate Governance Committee.
(4)
Ms. Kahr resigned from the Board effective February 28, 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Exchange Agreement

              In connection with the IPO, we entered into an Exchange Agreement with the holders of LP Units pursuant to which each holder of LP Units (and certain permitted transferees thereof) may, subject to the terms of the Exchange Agreement, exchange their LP Units for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement also provides that a holder of LP Units will not have the right to exchange LP Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with the Company or its subsidiaries to which such holder may be subject. The Company may impose additional restrictions on exchange that it determines to be necessary or advisable so that Summit Holdings is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LP Units for shares of Class A Common Stock, the number of LP Units held by the Company is correspondingly increased as it acquires the exchanged LP Units. In accordance with the Exchange Agreement, any holder who surrenders all of its LP Units for exchange must concurrently surrender all shares of Class B Common Stock held by it (including fractions thereof) to the Company.

Registration Rights Agreement

              In connection with the IPO, we entered into a registration rights agreement with our pre-IPO owners and the former holders of Class B Units of Continental Cement Company, L.L.C. (the "Former CCC Minority Holders") pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended (the "Securities Act"), the offering of shares of Class A Common Stock delivered in exchange for LP Units. Under the registration rights agreement, we agreed to register the exchange of LP Units for shares of Class A Common Stock by our pre-IPO owners. In addition, Blackstone had the right to request an unlimited number of "demand" registrations and had customary "piggyback" registration rights. The Former CCC Minority Holders had the right to request one "demand" registration and had customary piggyback registration rights.

Tax Receivable Agreement

              In connection with the IPO, we entered into a tax receivable agreement with the holders of LP Units that provides for the payment to exchanging holders of LP Units of 85% of the benefits, if any, that the Company is deemed to realize as a result of the increases in tax basis resulting from exchanges of LP Units and certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Certain current and former holders of LP Units, who include certain of our executive officers and directors, are expected to receive payments under the tax receivable agreement in the future. The increases in tax basis as a result of an exchange of LP Units for shares of Class A Common Stock, as well as the amount and timing of any payments under the tax receivable agreement, are difficult to accurately estimate as they will vary depending upon a number of factors, including:

  •
  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Summit Holdings at the time of each exchange;

  •
  the price of shares of our Class A Common Stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Summit Holdings, is directly proportional to the price of shares of our Class A Common Stock at the time of the exchange;

  •
  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;

  •
  the amount and timing of our income—the Company is required to pay 85% of the cash tax savings as and when realized, if any. If the Company does not have taxable income, the Company is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax savings that will result in payments under the tax receivable agreement; and

  •
  the effective tax rate—the benefit that the Company realizes is dependent on the tax rate in effect at the time taxable income is generated. For example, at the end of 2017, the Tax Cuts and Jobs Act was enacted into law. Among other things, the federal corporate tax rate was reduced from 35% to 21%. As a result, the value of the additional benefits generated from the exchanges was reduced, and therefore, the tax receivable agreement liability recorded by the Company was also reduced.

              We anticipate funding payments under the tax receivable agreement from cash flows from operations, available cash and available borrowings under our senior secured revolving credit facilities. As of December 30, 2017, we had accrued $331.9 million as tax receivable agreement liability. Other than $0.6 million which was paid in January 2018, the tax receivable agreement liability is a long term liability as no additional payments are expected in the next twelve months.

              In addition, the tax receivable agreement provides that upon certain changes of control, the Company's (or its successor's) obligations would be based on certain assumptions, including that the Company would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreement. With respect to our obligations under the tax receivable agreement relating to previously exchanged or acquired LP Units and certain net operating losses, we would be required to make a payment equal to the present value (at a discount rate equal to one year LIBOR plus 100 basis points) of the anticipated future tax benefits determined using assumptions (ii) through (v) of the following paragraph.

              Furthermore, the Company may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including that (i) any LP Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A Common Stock at the time of termination, (ii) the Company will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (iii) the Company will have sufficient taxable income to fully utilize any remaining net operating losses subject to the tax receivable agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change of control, (iv) the tax rates for future years will be those specified in the law as in effect at the time of termination and (v) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to LIBOR plus 100 basis points.

              Under the terms of the tax receivable agreement, the Company can terminate the tax receivable agreement at any time, which would trigger a cash payment to the pre-IPO owners. Based upon a $31.44 per share price of our Class A common stock, the closing price of our stock on December 30, 2017 and a contractually defined discount rate of 3.11%, the Company estimates that if it were to exercise its right to terminate the tax receivable agreement, the aggregate amount required to settle the tax receivable agreement would be approximately $282 million.

Summit Materials Holdings L.P. Amended and Restated Limited Partnership Agreement

              The Company holds LP Units in Summit Holdings and is the sole general partner of Summit Holdings. Accordingly, the Company operates and controls all of the business and affairs of Summit Holdings and, through Summit Holdings and its operating entity subsidiaries, conducts our business.

              Pursuant to the limited partnership agreement of Summit Holdings, the Company has the right to determine when distributions will be made to holders of LP Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of LP Units pro rata in accordance with the percentages of their respective limited partnership interests.

              No distributions will be made in respect of unvested LP Units and instead such amounts will be distributed to holders of vested LP Units pro rata in accordance with their vested interests. If, from time to time, an unvested LP Unit becomes vested, then, on the next distribution date, all amounts that would have been distributed pro rata in respect of that LP Unit if it had been vested on prior distribution dates will be required to be "caught up" in respect of that LP Unit before any distribution is made in respect of other vested LP Units.

              The holders of LP Units, including the Company, incur U.S. federal, state and local income taxes on their share of any taxable income of Summit Holdings. The limited partnership agreement of Summit Holdings provides for tax distributions to the holders of the LP Units in an amount generally calculated to provide each holder of LP Units with sufficient cash to cover its tax liability in respect of the LP Units. These tax distributions are generally only paid to the extent that other distributions made by Summit Holdings were otherwise insufficient to cover the estimated tax liabilities of all holders of LP Units. In general, these tax distributions are computed based on our estimate of the net taxable income of Summit Holdings allocated to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to an individual or corporate resident in New York, New York (or a corporate resident in certain circumstances). In the year ended December 30, 2017, Summit LLC paid distributions to Summit Holdings totaling $49.7 million, of which $1.8 million was distributed to Summit Holdings' partners, other than the Company, and of which $47.9 million was paid to the Company.

              The limited partnership agreement of Summit Holdings also provides that substantially all expenses incurred by or attributable to the Company, but excluding obligations incurred under the tax receivable agreement by the Company, income tax expenses of the Company and payments on indebtedness incurred by the Company, will be borne by Summit Holdings.

              The Company as the general partner may (i) at any time, require all holders of LP Units, other than holders who are current employees or service providers, to exchange their units for shares of our common stock or (ii) with the consent of partners in Summit Holdings whose vested interests exceed 66 2/3% of the aggregate vested interests in Summit Holdings, require all holders of interests in Summit Holdings to transfer their interests, provided that the prior written consent of each holder that is an affiliate of Blackstone affected by any such proposed transfer will be required. These provisions are designed to ensure that the general partner can, in the context of a sale of the Company, sell Summit Holdings as a wholly-owned entity subject to the approval of the holders thereof, including specific approval by any Blackstone affiliates then holding such units. For so long as affiliates of Blackstone collectively owned at least 5% of the outstanding LP Units, the consent of each Blackstone holder was required to amend the limited partnership agreement.

Indemnification Agreements

              We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

              There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Warrant Issuances

              In connection with the modification of the capital structure of Summit Holdings at the time of our IPO, we issued warrants to purchase an aggregate of 160,333 shares of Class A Common Stock to limited partners of Summit Holdings who held Class C limited partnership interests of Summit Holdings. Holders of the Class C limited partnership interests include Thomas W. Hill, a limited liability company controlled by Ted A. Gardner, and Michael J. Brady, who received warrants to purchase 29,463, 27,408, and 6,852 shares of Class A Common Stock, respectively. The warrants were issued in substitution for part of the economic benefit of the Class C interests that was not reflected in the conversion of the Class C interests to LP Units. The exercise price of the warrants is equal to the IPO price of $18.00 per share. The warrants became exercisable from and after March 17, 2016 and will expire on March 11, 2025.

Other

              Thomas A. Beck, the President of our Cement Division, through the Thomas A. Beck Family, LLC (the "Beck LLC"), is a party to a Contribution and Purchase Agreement, dated December 18, 2014 that we entered into with the Former CCC Minority Holders (the "Contribution and

Purchase Agreement"). In connection with the Contribution and Purchase Agreement, on March 17, 2015, Summit Holdings issued to the Former CCC Minority Holders $15.0 million in aggregate principal amount of non-interest bearing notes payable over six years. The pro rata share of the $15.0 million in notes that is due to the Beck LLC is $208,344, payable in six equal annual installments of $34,724 on each anniversary of March 17, 2015. During 2017, the second installment on the notes was paid to the Beck LLC. In addition, during 2017, tax distributions to the Beck LLC in connection with Mr. Beck's interest in the Contribution and Purchase Agreement totaled $12,160.

Statement of Policy Regarding Transactions with Related Persons

              We have adopted a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any "related person transaction" (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 30, 2017, our officers, directors, and greater-than-10% stockholders timely filed all reports required by Section 16(a) of the Exchange Act, with the exception of (i) one Form 4 that was inadvertently not filed to report the award of restricted stock units to Joseph S. Cantie on February 28, 2017, which award was subsequently disclosed on a Form 5 filed on February 8, 2018, (ii) one Form 4 that was inadvertently not filed to report the award of restricted stock units to Steven H. Wunning on February 28, 2017, which award was subsequently disclosed on a Form 5 filed on February 8, 2018, and (iii) Form 4/As filed on March 28, 2017 that corrected the Form 4s timely filed on March 2, 2017 that inadvertently misstated the number of stock options granted to Thomas W. Hill, Thomas A. Beck, Anne Lee Benedict, Michael J. Brady, M. Shane Evans, Brian J. Harris, Damian J. Murphy, and Douglas C. Rauh.

EXPENSES OF SOLICITATION

              The accompanying proxy is solicited by and on behalf of the Board, and the cost of such solicitation will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and electronic communications by directors, officers, and other Company employees without additional compensation. We have hired Okapi Partners LLC to assist in the solicitation of proxies, who will receive a fee of $15,000, plus reasonable out-of-pocket costs and expenses, for its services. Broadridge will distribute proxy materials to banks, brokers, and other nominees for forwarding to beneficial owners and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the common stock held on the record date by such persons. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials.

OTHER MATTERS

              As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF STOCKHOLDERS

              Proposals of stockholders to be considered for inclusion in the proxy statement and proxy card for the 2019 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Chief Legal Officer & Secretary of Summit Materials, Inc., at Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202, and must be received no later than November 30, 2018. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

              In addition, our Bylaws include advance notice provisions that require stockholders wishing to bring nominations for directors or other business before an annual meeting to provide proper notice in accordance with the terms of the advance notice provisions. The Bylaws' advance notice provisions do not apply if the stockholder only seeks to include such matters in the proxy statement pursuant to Rule 14a-8.

              The Bylaws' advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2019 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of the Company no earlier than January 17, 2019 and no later than February 16, 2019. However, if we hold the 2019 Annual Meeting of Stockholders more than 30 days before, or more than 70 days after, the anniversary of the 2018 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2019 Annual Meeting date, and not later than the close of business on the later of (i) the 90th day prior to the 2019 Annual Meeting date or (ii) the tenth day after public announcement of the 2019 Annual Meeting date. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

              We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING: AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
AND PROXY STATEMENT

              A copy of the 2017 Annual Report accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one Annual Report and Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, from the Company. This practice, known as "householding," is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2017 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

              If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

              If you would like an additional copy of the 2017 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting "Annual Reports and Proxies" at www.proxyvote.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-690-6903. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.

              If you own shares in street name, you can also register to receive all future stockholder communications electronically, instead of in print. This means that links to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery directly with their bank, brokerage firm, or other nominee. Electronic delivery of stockholder communications helps save the Company money by reducing printing and postage costs.

ANNEX A

RECONCILIATION OF NON-GAAP MEASURE TO GAAP

              The table below reconciles our net income to Adjusted EBITDA for the year ended December 30, 2017 and December 31, 2016.

	Year ended
	December 30, 2017	December 31, 2016
Reconciliation of Net Income to Adjusted EBITDA
Net income	$125,777	$46,126
Interest expense	108,549	97,536
Income tax benefit	(283,977)	(5,299)
Depreciation, depletion and amortization	177,643	147,736
EBITDA	$127,992	$286,099

Accretion	1,875	1,564
IPO/ Legacy equity modification costs	—	37,257
Loss on debt financings	4,815	—
Tax receivable agreement expense	271,016	14,938
Transaction costs	7,733	6,797
Management fees and expenses	—	(1,379)
Non-cash compensation	21,140	12,683
Loss (gain) on disposal and impairment of assets	—	3,805
Other	1,206	9,583

Adjusted EBITDA	$435,777	$371,347

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O SUMMIT MATERIALS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E40478-P05782 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SUMMIT MATERIALS, INC. The Board of Directors recommends you vote "FOR" the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of the nominee on the line below. ! ! ! 1. Election of Directors Nominees: 01) Howard L. Lance 02) Anne K. Wade The Board of Directors recommends you vote "FOR" proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. Ratification of the appointment of KPMG LLP as our independent auditors for 2018. 3. Nonbinding advisory vote on the compensation of our named executive officers for 2017. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E40479-P05782 SUMMIT MATERIALS, INC. Annual Meeting of Stockholders May 17, 2018 8:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Thomas W. Hill, Anne Lee Benedict, and Brian J. Harris, and each of them, each with full power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock of Summit Materials, Inc. (the "Company") that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M. Eastern Time on May 17, 2018, at the offices of the Company’s subsidiary, Hinkle Contracting Company, LLC, located at 101 Helm St., Suite 110, Lexington, Kentucky 40505, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted "FOR" all portions of items (1), (2), and (3); and in the proxies' discretion on any other matters coming before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side